Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

LAIRD SUPERFOOD, INC.,
a Nevada corporation,

ENCORE CONSUMER CAPITAL FUND II, LP,

a Delaware limited partnership,

in its capacity as a Seller and as the Seller Representative,

certain of the Members of Navitas LLC

set forth on the signature pages hereto,

and

solely with respect to Section 12.16 herein,

GLOBAL SUPERFOODS CORP.,

a Delaware corporation

Dated as of December 21, 2025

TABLE OF CONTENTS

5.26	Banking	45
5.27	Bankruptcy	46
5.28	International Trade; Sanctions	46
5.29	Books and Records	46
5.30	Brokers	46
5.31	No Other Representations or Warranties	47

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		47
6.01	Authority; Execution and Delivery; Enforceability	47
6.02	Noncontravention	47
6.03	Solvency	48
6.04	Judgments	48
6.05	Sufficient Funds	48
6.06	Acquisition of Equity for Investment	48
6.07	Brokers	48
6.08	Purchaser Board Approval	48
6.09	Financing	49
6.10	Voting Agreements	49
6.11	Independent Investigation	49
6.12	No Other Representations or Warranties	50

ARTICLE VII COVENANTS		50
7.01	Interim Operations	50
7.02	Access and Information	53
7.03	No Shop	53
7.04	Publicity	54
7.05	Employees	54
7.06	D&O Tail Policy; Indemnification	54
7.07	Change of Control Payments	55
7.08	Tax Matters	55
7.09	Expenses; Transfer Taxes	59
7.10	Cash on Hand	59
7.11	Release	59
7.12	Further Assurances	61
7.13	Restrictive Covenants	61
7.14	Consents	62
7.15	Company Financial Statements	62
7.16	Purchaser Stockholder Approval	63
7.17	Proxy Statement	65
7.18	R&W Insurance Policy	66
7.19	Financing	66

ARTICLE VIII CONDITIONS TO CLOSING		67
8.01	Mutual Conditions	67
8.02	Conditions to the Obligations of the Company and Sellers	67
8.03	Conditions to the Obligations of Purchaser	68

ARTICLE IX TERMINATION		68
9.01	Termination	68
9.02	Effect of Termination	69

TABLE OF CONTENTS

ARTICLE X REMEDIES		71
10.01	Survival	71
10.02	Tax Indemnity for Excluded Tax Liabilities	71
10.03	Limitations on Liability	72

ARTICLE XI SELLER REPRESENTATIVE		72
11.01	Designation	72
11.02	Authority	72
11.03	Exculpation	73
11.04	Sharing	73
11.05	Expenses	73
11.06	Certain Limitations	73
11.07	Successor Representative	73
11.08	Limits on Liability	74

ARTICLE XII GENERAL PROVISIONS		74
12.01	Disclosure Schedule	74
12.02	Exclusivity of Agreement	74
12.03	No Third-Party Liability	74
12.04	Assignment	75
12.05	No Third-Party Beneficiaries	75
12.06	Notices	75
12.07	Counterparts	75
12.08	Entire Agreement	75
12.09	Amendments	76
12.10	Severability	76
12.11	Governing Law; Venue; Waiver of Jury Trial	76
12.12	Attorneys’ Fees	76
12.13	Specific Performance	77
12.14	Waiver	77
12.15	Conflicts; Waiver; Provision Respecting Legal Representation	77
12.16	Waiver of Transfer Restrictions	78
12.17	Construction	78

SCHEDULES & EXHIBITS

Exhibit A	Limited Guaranty
Exhibit B	Specific Accounting Policies
Exhibit C	Nexus Investment Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Escrow Agreement

Schedule 1.01	Public Company Accounting Definitions
Schedule 2.01	Schedule of Purchased Securities
Schedule 2.03	Working Capital Example Calculation
Schedule 3.02(b)(x)	Required Consents
Schedule 6.10	Supporting Purchaser Stockholders
Schedule 12.06	Notice Addresses

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of December 21, 2025 (the “Execution Date”), is entered into by and among (i) Laird Superfood, Inc., a Nevada corporation (“Purchaser”); (ii) Encore Consumer Capital Fund II, LP, a Delaware limited partnership (in its capacity as a Seller, “Encore”, and as the appointed representative of Sellers, the “Seller Representative”); (iii) The Ira and Joanna Haber Family Trust, Dated October 5, 2015 (the “Haber Family Trust”); (iv) Advantage Capital Agribusiness Partners, L.P., a Delaware limited partnership (“Advantage Capital”); and (v) solely with respect to Section 12.16, Global Superfoods Corp., a Delaware corporation (“GSC”). Encore, the Haber Family Trust and Advantage Capital are each a “Seller” and collectively “Sellers.” Certain terms used in this Agreement are defined in Section 1.01. Purchaser, Sellers and the Seller Representative shall each be referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

A.         The membership interests of Navitas LLC, a Delaware limited liability company (the “Company”) have been designated as “units,” and have been further designated as “Class A Units”, “Class B Units”, and “Class D Units” (collectively, the “Units”). As of the Execution Date, all of the issued and outstanding Class A Units of the Company (the “Class A Units”) are owned by GSC. All of the issued and outstanding units other than the Class A Units are owned, directly, as described herein, by Sellers other than Encore in the amounts set forth next to their respective names on Schedule 2.01 which describes the complete ownership of all of the Units (such units that are owned directly by Sellers other than Encore and excluding the Class A Units, collectively, the “Purchased LLC Units”).

B.         Encore owns (i) directly, all of the issued and outstanding capital stock (the “GSC Stock”) of GSC, and (ii) indirectly, through its exclusive ownership of GSC, 22,000,000.00 Class A Units of the Company. The Haber Family Trust owns 100% of the issued and outstanding Class B Units of the Company, through its ownership of 285,748.66 Class B Units of the Company. Advantage Capital owns 100% of the issued and outstanding Class D Units of the Company, through its ownership of 1.00 Class D Unit of the Company.

C.         Sellers desire to transfer to Purchaser, and Purchaser desires to acquire from Sellers, the Purchased LLC Units and the GSC Stock (collectively, the “Purchased Securities”) in exchange for the cash consideration, in the respective amounts set forth on the Estimated Closing Statement, on the terms and conditions and as more specifically provided in this Agreement.

D.         Contemporaneously with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, Sellers entering into this Agreement, attached hereto as Exhibit A is a guaranty (the “Limited Guaranty”), dated as of the Execution Date, duly executed by Nexus Special Situations III, L.P., a Delaware limited partnership (“Nexus”), in favor of the Company (as Sellers’ designee), pursuant to which Nexus unconditionally and irrevocably guarantees the observance, performance and discharge of the payment obligations of Purchaser with respect to the Termination Fee and any Public Company Accounting Expenses up to the Public Company Accounting Expenses Cap.

AGREEMENT

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01      Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“2024 Recapitalization” has the meaning set forth in Section 5.13(t).

“2025 Audited Financial Statements” has the meaning set forth in Section 7.15(c).

“Accounting Principles” has the meaning set forth in Section 2.03(a).

“Accounting Referee” has the meaning set forth in Section 2.04(c)(i).

“Accounts Receivable” has the meaning set forth in Section 5.05(c).

“Accrued Income Taxes” means an amount (which may be less than zero in the aggregate and with respect to any Tax Return) equal to the accrued income Taxes for any Pre-Closing Tax Period that will be due and payable following the Closing Date with respect to any Tax Return that is not yet due (taking into account any applicable extensions), which for such purpose shall be determined (a) in accordance with the past practices of GSC and the Company in preparing Tax Returns (including any reporting positions, elections or accounting methods and taking into account Taxes in any jurisdictions where the Company or GSC is required to file Tax Returns) except to the extent inconsistent with Applicable Law, (b) by excluding any deferred Tax liabilities and deferred Tax assets, (c) by taking into account any Transaction Tax Deductions to the extent properly deductible in a Pre-Closing Tax Period (based on a “more likely than not” or higher level of confidence), (d) as if the current taxable period of the Company or GSC ended on the Closing Date (provided, that with respect to any Straddle Period, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined in accordance with Section 7.08(d)), (e) by taking into account any estimated (or other prepaid) Tax payments, (f) by excluding any liabilities, accruals or reserves for contingent income Taxes or uncertain Tax positions, (g) without regard to any Taxes related to an action by the Company or GSC taken after the Closing on the Closing Date outside the ordinary course of business (other than actions contemplated by this Agreement), and (h) including, for the avoidance of doubt, any Change of Accounting Method Taxes, determined in accordance with the immediately preceding clauses and, to the extent applicable, as if recognized in full on or prior to the Closing Date.

“Acquisition Proposal” has the meaning set forth in Section 7.03.

“Adjustment Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means $750,000, plus any interest accrued thereon in accordance with the Escrow Agreement.

“Advantage Capital” has the meaning set forth in the opening paragraph of this Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the Equity Securities of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise; or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the Execution Date or the Closing Date, by any Governmental Entity that applies to such Person, its business and its properties.

“Base Purchase Price” means $38,500,000.

“Brownstein” has the meaning set forth in Section 12.15(a).

“Brownstein Work Product” has the meaning set forth in Section 12.15(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in San Francisco, California and Denver, Colorado are not open for business.

“Business Privacy Policies” has the meaning set forth in Section 5.10(h).

“Cash” shall mean, as of a specific date, (a) the aggregate amount of cash and cash equivalents on hand and in the bank accounts, including money market accounts, of the Company, in each case, to the extent convertible to unrestricted cash within thirty (30) days (excluding any cash which is not freely usable by Purchaser because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction), plus (b) the aggregate amount of all checks issued to the Company which have been deposited but not yet cleared, less (c) the aggregate balance of all outstanding checks, wires, drafts, electronic payments, money orders or similar instruments written against such accounts or for which the Company is the payor.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Change of Accounting Method Taxes” means, without duplication, all Taxes of GSC attributable to, arising out of, resulting from, or triggered by any change in method of accounting from the cash receipts and disbursements method to the accrual method for U.S. federal, state or local income Tax purposes (and any corresponding or analogous change for other Applicable Law), including any amount required to be included in income pursuant to Section 481(a) of the Code (and any similar provision of Applicable Law), together with any related interest and additions to Tax.

“Change of Control Payment” means any cash payment that is due and payable (or subject to reimbursement) by the Company to any current or former officer, director, employee or independent contractor of the Company upon, or in connection with, the consummation of the Contemplated Transactions, together with the portion of any applicable payroll Taxes for which the Company is liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Company in respect thereof.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Form 8-K” has the meaning set forth in Section 7.15(c).

“Closing Indebtedness” means that Indebtedness of the Company as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Confidential Information” has the meaning set forth in Section 12.15(b).

“Company Intellectual Property” has the meaning set forth in Section 5.10(b).

“Company Owned Intellectual Property” has the meaning set forth in Section 5.10(b).

“Company Policies” has the meaning set forth in Section 5.12.

“Company Registered Intellectual Property” has the meaning set forth in Section 5.10(a).

“Confidential Information” has the meaning set forth in Section 7.13(b).

“Confidentiality Agreement” means collectively and as applicable, (a) the Confidentiality Agreement, dated as of September 6, 2025, by and between Purchaser and William Hood & Company, LLC on behalf of the Company, and (b) the Confidentiality Agreement, dated as of September 15, 2025, by and between Nexus and William Hood & Company, LLC on behalf of the Company, in each case, as modified, amended and supplemented.

“Contemplated Transactions” means the transactions contemplated by this Agreement or any of the other Collateral Agreements.

“Contract” means, with respect to any Person, any legally binding written or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order, work order, insurance policy, lease, license, commitment, assurance or undertaking to which such Person is a party, by which it or its assets are bound or subject.

“Current Assets” means the current assets of the Company consistent with the line items that are identified on Schedule 2.03, all as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Current Assets” shall exclude cash and cash equivalents, any items excluded from Cash, any loans or amounts receivable from the Sellers or any of their Affiliates, any assets associated with Indebtedness (such as unamortized debt issuance costs), and all deferred and income Tax assets of the Company.

“Current Liabilities” means the current liabilities of the Company consistent with the line items that are identified on Schedule 2.03, all as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Current Liabilities” shall exclude (a) all Indebtedness of the Company, Change of Control Payments and Seller Transaction Expenses, in each case, paid at the Closing; (b) contra liabilities associated with Indebtedness (such as unamortized debt issuance costs); (c) all deferred and income Tax liabilities of the Company; and (d) any Public Company Accounting Expenses up to the Public Company Accounting Expenses Cap.

“Definitive Proxy Statement” has the meaning set forth in Section 7.17(a).

“Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Dispute” has the meaning set forth in Section 12.15(a).

“Disputed Item” has the meaning set forth in Section 2.04(c)(ii).

“Encore” has the meaning set forth in the opening paragraph of this Agreement.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials; and (j) the protection or preservation of public health or the Environment.

“Environmental Permits” means all Permits required under any Environmental Law necessary to operate the business of the Company as currently conducted.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 5.15(a).

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, as defined in Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain escrow agreement in the form attached hereto as Exhibit E, to be entered into as of the Closing Date, by and among Purchaser, the Seller Representative and the Escrow Agent.

“Estimated Change of Control Payments” has the meaning set forth in Section 2.03(a).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.03(a).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.03(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).

“Estimated Net Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Working Capital Adjustment Amount (which amount may be positive, negative or zero), plus (c) the Estimated Closing Cash Amount (which amount may be positive, negative or zero), minus (d) the Estimated Closing Indebtedness Amount, minus (e) the Estimated Seller Transaction Expense Amount, minus (f) the Estimated Change of Control Payments, minus (g) the Adjustment Escrow Amount.

“Estimated Seller Transaction Expense Amount” has the meaning set forth in Section 2.03(a).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.03(a).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.03(a).

“Ex-Im Laws” means all U.S. and non-U.S. Applicable Law relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Protection (including the U.S. customs laws at Title 19 of the Code and U.S. customs regulations at 19 C.F.R. Chapter 1, and the U.S. Foreign Trade Regulations), and the EU Dual Use Regulation.

“Exchange Act” has the meaning set forth in Section 7.15(c).

“Excluded Tax Liabilities” has the meaning set forth in Section 10.02(b).

“Execution Date” has the meaning set forth in the opening paragraph of this Agreement.

“Family Member” means with respect to each individual, such individual’s spouse, ancestors and descendants (whether natural or adopted) and any trust or other Entity (including partnership or limited liability company) solely for the benefit of such individual and/or such individual’s spouse, their respective ancestors and/or descendants.

“FDA” means the U.S. Food and Drug Administration.

“Final Change of Control Payments” means the Change of Control Payments, uppaid as of immediately prior to the Closing, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Final Closing Cash Amount” means the dollar amount of the Cash of the Company as of immediately prior to the Closing (which amount may be positive, negative or zero), as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Final Closing Indebtedness Amount” means the dollar amount of the Closing Indebtedness of the Company as of immediately prior to the Closing, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Final Net Purchase Price” means (a) the Base Purchase Price, plus (b) the Final Working Capital Adjustment Amount (which amount may be positive, negative or zero), plus (c) the Final Closing Cash Amount (which amount may be positive, negative or zero), minus (d) the Final Closing Indebtedness Amount, minus (e) the Final Seller Transaction Expense Amount, minus (f) the Final Change of Control Payments, minus (g) the Adjustment Escrow Amount.

“Final Seller Transaction Expense Amount” means the dollar amount of Seller Transaction Expenses outstanding as of immediately prior to the Closing, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Final Working Capital Adjustment Amount” means one of the following, as applicable (a) if the Final Working Capital Amount is greater than the Working Capital Target, an amount equal to the difference of the Final Working Capital Amount minus the Working Capital Target, (b) if the Final Working Capital Amount is less than the Working Capital Target, an amount equal to the difference of the Final Working Capital Amount minus the Working Capital Target, which, for the avoidance of doubt, will be a negative number, or (c) if the Final Working Capital Amount is equal to the Working Capital Target, $0, in each case, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Final Working Capital Amount” means the dollar amount of the Working Capital of the Company as of immediately prior to the Closing, as deemed final, binding, and conclusive in accordance with either subsection (b), (c)(i), or (c)(ii) of Section 2.04, as applicable.

“Financial Statements” has the meaning set forth in Section 5.05(a).

“Food Laws” means all Applicable Law governing the purity, labeling, manufacturing, packing, packaging, processing, holding, warehousing, distributing, sale, exporting, importing, marketing or advertising of the Products, including (a) the federal Food, Drug, and Cosmetic Act, (b) the Food Allergen Labeling and Consumer Protection Act of 2004, (c) the Organic Foods Production Act, (d) the Food Safety Modernization Act, (e) the Fair Packaging and Labeling Act, (f) the Sanitary Food Transportation Act, (g) the Agricultural Marketing Act, (h) California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Health & Safety Code Sections 25249.5 et seq., and regulations thereunder at CCR Title 27, Div. 4, Ch. 1, Sections 25102 et seq.), (i) state unfair competition and deceptive trade practices statutes, (j) Good Manufacturing Practices and all other rules and regulations promulgated under any such laws and all amendments to any such laws, and (k) as well as all comparable international, supranational, state, and local laws and each of their applicable implementing regulations enforced by Governmental Entities or certification bodies in the jurisdictions where the Products are manufactured, sold, distributed, or advertised.

“Fraud” means common law fraud under the laws of the State of Delaware with respect to the making of the representations and warranties expressly set forth in Article IV or Article V, in the case of Sellers, or Article VI, in the case of Purchaser. “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise) other than actual and intentional fraud.

“Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Standing), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.03(b) (Noncontravention), Section 4.04 (Title to the Purchased Securities), Section 4.06 (Brokers), Section 5.01 (Organization and Standing), Section 5.02 (Capitalization), Section 5.03 (Authority; Execution and Delivery; Enforceability), Section 5.04(a)(iii) (Noncontravention), Section 5.13 (Taxes), Section 5.23 (Affiliate Transactions), and Section 5.30 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“GSC” has the meaning set forth in the opening paragraph of this Agreement.

“GSC Stock” has the meaning set forth in the Recitals.

“Haber Family Trust” has the meaning set forth in the opening paragraph of this Agreement.

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “hazardous waste,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Applicable Law (including CERCLA and any other so called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.

“Indebtedness” of any Person means, without duplication, (1) (a) all outstanding indebtedness of such Person for borrowed money or for the deferred or unpaid purchase price of property, securities, assets, businesses or services (other than trade payables incurred in the ordinary course of business of such Person and employee compensation incurred in the ordinary course of business of such Person, in each case to the extent included as Current Liabilities in Working Capital), including any earn-outs, indemnities, holdbacks, seller notes, purchase price true-ups, or other similar payments, in each case, whether contingent or otherwise and calculated at the maximum amount under or pursuant to such obligations; (b) all outstanding indebtedness of such Person evidenced by a note, bond, debenture or similar instrument or similar Contract; (c) all obligations for drawn letters of credit, surety bonds, performance bonds, bankers acceptances, or similar instruments issued for the account of such Person; (d) all obligations of such Person under any interest rate protection agreements, swaps, hedges, forward contract, collars, caps and similar agreements; (e) any guaranty of debt obligations of any other Person; (f) all obligations for unfunded post-employment retirement or deferred compensation arrangements; (h) all unfunded liabilities relating to severance payments, deferred compensation or other consideration based on any termination of employment that occur on or occurred prior to the Closing Date, in each case including the employer portion of any Taxes related thereto; (i) any Accrued Income Taxes; (j) any unpaid dividends or distributions, or any amounts owed to Sellers or any of their Affiliates; (k) all obligations of others secured by a Lien on any asset of the Company; (l) guarantees by the Company relating to any of the foregoing clauses; (m) any unpaid interest on, and other payment obligations (including any premiums, penalties, termination fees, expenses, or breakage costs) in connection with any of the foregoing clauses; (n) all accrued but unpaid sales, use, or similar non-income Taxes relating to pre-Closing periods, including any incremental liabilities arising from the Company’s historic direct-to-consumer sales activity or lack of formal sales tax compliance processes, (o) all liabilities of GSC and (p) capital leases required to be recorded as such in accordance with GAAP or classified as such in the Financial Statements. Notwithstanding the foregoing and for the avoidance of doubt, Indebtedness shall not include (i) trade payables or other liabilities of the Company to the extent included as Current Liabilities in the calculation of the Estimated Working Capital Amount or Final Working Capital Amount, (ii) any obligations under any performance bond, letter of credit or similar security to the extent undrawn or uncalled (except to the extent all conditions to any draw have been satisfied prior to the Closing Date), (iii) any Indebtedness arranged by Purchaser or any of its Affiliates or incurred by Purchaser or any of its Affiliates (and subsequently assumed by the Company) on or before the Closing Date, (iv) any obligations under operating leases which are recorded as such in the Financial Statements, (v) all unfunded liabilities relating to accrued paid time off relating to any period prior to the Closing to the extent such amounts are included as Current Liabilities in the calculation of the Estimated Working Capital Amount or Final Working Capital Amount, and (vi) any severance obligations that are triggered as a result of Purchaser’s termination of any employees of the Company following the Closing.

“Intellectual Property” means: (a) all patents and patent applications, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (b) all trade names, trade dress, trademarks and services marks, domain names and uniform resource locators, together with all goodwill associated therewith, and all applications and registrations in connection therewith; (c) all copyrights and all applications and registrations in connection therewith; and (d) all trade secrets enforceable under Applicable Law (“Trade Secrets”).

“Interim Balance Sheet” has the meaning set forth in Section 5.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 5.05(a).

“Interim Period” has the meaning set forth in Section 7.01.

“Inventory” has the meaning set forth in Section 5.22.

“IP License Contract” has the meaning set forth in Section 5.10(c).

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

“Knowledge Group” means Ira Haber, Greg Hingsbergen and Jeff Minehart.

“Knowledge of Sellers” means the actual knowledge, after reasonable inquiry by the individuals comprising the Knowledge Group, into the facts or matters represented or warranted. Notwithstanding the foregoing, “reasonable inquiry” shall not require the members of the Knowledge Group to make direct or indirect inquiries of any customers, landlords, suppliers or vendors as to the facts or matters represented or warranted.

“Leased Real Property” has the meaning set forth in Section 5.09(a).

“Leased Real Property Documents” has the meaning set forth in Section 5.09(a)(ii).

“Liens” has the meaning set forth in Section 4.04.

“Limited Guaranty” has the meaning set forth in the Recitals.

“LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 24, 2024, by and among the Company and the members party thereto.

“Material Adverse Effect” means any change, effect, or circumstance that, individually or when taken together with all other such similar or related changes, effects, or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, or circumstance, (a) is materially adverse to the business or condition (financial or otherwise) of GSC and the Company, taken as a whole; or (b) would reasonably be expected to materially prevent the consummation of the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Material Adverse Effect” to the extent that any change, effect, or circumstance described in clause (a) or (b) resulted or arose from, or is related to: (i) actions or inactions in compliance with, or as required or permitted in accordance with, the terms and conditions of this Agreement, (ii) a change in general political, economic, or financial market conditions, except to the extent that such change would reasonably be expected to have a materially disproportionate impact on GSC and the Company, taken as a whole, as compared to other Persons operating in the industries in which the Company operates, (iii) a change that affected the industries in which the Company operates generally, except to the extent that such change would reasonably be expected to have a materially disproportionate impact on GSC and the Company, taken as a whole, as compared to other Persons operating in the industries in which the Company operates, (iv) any changes after the Execution Date in GAAP or Applicable Law, (v) natural disaster, sabotage, acts of terrorism or war (whether or not declared), civil unrests, riots or other outbreak of hostilities or any escalation or worsening thereof, (vi) any change arising in connection with global health conditions (including the presence or spread of the virus SARS-CoV-2 or the disease COVID-19 caused by such virus (as each of the virus and disease have been identified by the World Health Organization or any future strains or variations or mutations thereof)) or any shelter in place or stay at home order issued by any Governmental Entity in response thereto or the cessation or reduction of commerce or closing of businesses in response thereto, (vii) the announcement of the pendency of this Agreement or the Contemplated Transactions (provided that this clause (vii) shall be inapplicable with respect to any representation or warranty (or related condition) that addresses the consequences of the execution or delivery of this Agreement), (viii) the failure of the Company to achieve sales projections or budgeted profit margins, or (ix) any actions expressly required to be taken pursuant to this Agreement or any actions consented to in writing (email being sufficient) by Purchaser.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Nexus” has the meaning set forth in the Recitals.

“Nexus Investment Agreement” has the meaning set forth in Section 6.08.

“NRS” means the Nevada Revised Statutes, as amended from time to time, and any successor statutes thereto.

“Objection Notice” has the meaning set forth in Section 2.04(b).

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Outside Date” means April 6, 2026, with an automatic 15-day extension if the Parties are working in good faith to consummate the transaction.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Payoff Letter” has the meaning set forth in Section 3.02(b)(iii).

“Payroll Company” means Justworks, Inc.

“Permit” means any permit, license, certificate, registration, qualification or authorization issued or granted by any Governmental Entity or certification body or pursuant to any Applicable Law.

“Permitted Liens” means (a) Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities; (b) Liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate Proceedings and disclosed in writing to Purchaser prior to Closing, in each case for which adequate reserves have been established in accordance with GAAP applied on a consistent basis with past practice; (c) purchase money Liens and Liens securing rental payments; (d) with respect to any interest in real property, zoning ordinances, building codes, entitlements, subdivision laws and restrictions or other similar land use requirements or restrictions (provided, that such regulations (i) have not been violated, (ii) do not materially adversely affect the operation of the business of the Company from such lands or the continued use of the real property to which they relate, and (iii) do not affect the marketability of the real property to which they relate); and (e) Liens set forth on Section 5.08 of the Disclosure Schedule.

“Person” means any individual, Governmental Entity or Entity.

“Post-Closing Adjustment Decrease” has the meaning set forth in Section 2.03(b)(ii).

“Post-Closing Adjustment Increase” has the meaning set forth in Section 2.03(b)(i).

“Post-Closing Statement” has the meaning set forth in Section 2.04(a).

“Pre-Closing Returns” has the meaning set forth in Section 7.08(a).

“Pre-Closing Tax Period” means a taxable year ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date, determined in accordance with Section 7.08(d).

“Preliminary Proxy Statement” has the meaning set forth in Section 7.17(a).

“Proceeding” means any action, investigation, inspection, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Product” means each product (along with any ingredients, components, processing aids, work-in-process, finished goods, samples, associated food contact materials, packaging, and labels) manufactured, processed, packaged, held, transported, distributed, or sold by or on behalf of Company.

“Proposition 65” has the meaning set forth in Section 5.24(g).

“Public Company Accounting Expenses” has the meaning set forth on Schedule 1.01.

“Public Company Accounting Expenses Cap” has the meaning set forth on Schedule 1.01.

“Purchased LLC Units” has the meaning set forth in the Recitals.

“Purchased Securities” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the opening paragraph to this Agreement.

“Purchaser Board” has the meaning set forth in Section 3.02(a)(vii).

“Purchaser Board Recommendation” has the meaning set forth in Section 6.08.

“Purchaser Common Stock” has the meaning set forth in Section 7.17(a).

“Purchaser Group” has the meaning set forth in Section 12.15(a).

“Purchaser Preferred Stock” has the meaning set forth in Section 6.08.

“Purchaser Proposed Change of Control Payments” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Closing Cash Amount” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Closing Indebtedness Amount” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Final Net Purchase Price” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Seller Transaction Expense Amount” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).

“Purchaser Proposed Working Capital Amount” has the meaning set forth in Section 2.04(a).

“Purchaser Released Claim” has the meaning set forth in Section 7.11(a).

“Purchaser Released Parties” has the meaning set forth in Section 7.11(b).

“Purchaser Releasing Party” has the meaning set forth in Section 7.11(a).

“Purchaser Stock Issuance” has the meaning set forth in Section 6.08.

“Purchaser Stockholder Approval” has the meaning set forth in Section 7.16(a).

“Purchaser Stockholders Meeting” has the meaning set forth in Section 7.16(a).

“R&W Insurance Costs” means the all-in costs incurred in obtaining the R&W Insurance Policy including the premium, surplus lines Taxes and fees, and any related broker compensation and underwriting fee.

“R&W Insurance Policy” means a representations and warranties insurance policy issued in the name of Purchaser in connection with this Agreement and the Contemplated Transactions.

“Related Party” means, with respect to any Person, any equityholder, member, manager, partner, employee, officer, director of, consultant to, Affiliate of, trustee or beneficiary of such Person, any Family Member of any of the foregoing, or any other Entity controlled, directly or indirectly, by one or more of the foregoing Persons.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, partners, employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents of such Person.

“Represented Group” has the meaning set forth in Section 12.15(a).

“Required Purchaser Filings” has the meaning set forth in Section 7.15(c)(i).

“Sanctioned Country” means any country or region that is or has in the past five (5) years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Russia, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List, Unverified List, Military End User List, and Entity List and the EU Consolidated List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person that is a Governmental Entity of, resident in or organized under the laws of a country or territory that is the subject of comprehensive sanctions, or (iv) any person that is a national of, registered in, or located in a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Applicable Law relating to economic or trade sanctions, including the laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Section 897 Certificate” has the meaning set forth in Section 3.02(b)(xiii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” has the meaning set forth in the opening paragraph of this Agreement.

“Seller Released Claim” has the meaning set forth in Section 7.11(b).

“Seller Released Parties” has the meaning set forth in Section 7.11(a).

“Seller Releasing Party” has the meaning set forth in Section 7.11(b).

“Seller Representative” has the meaning set forth in the opening paragraph of this Agreement.

“Seller Transaction Expenses” means any and all unpaid (whether or not accrued, accelerated or deferred) fees, expenses, or other payments or obligations of the Company (including those fees, expenses, payments and obligations incurred by (or subject to reimbursement by) the Company on behalf of any Seller or any its Affiliates), arising from or in connection with the negotiation, preparation, execution, delivery, consummation and performance of this Agreement and the Collateral Agreements, and any due diligence requests or activity related to the transactions contemplated hereby and thereby, including (a) financial advisors’, attorneys’, accountants’ and other professional or service provider fees and expenses; provided, however, that, notwithstanding the foregoing, Public Company Accounting Expenses up to an aggregate amount not to exceed the Public Company Accounting Expenses Cap shall not constitute Seller Transaction Expenses and shall be an obligation of Purchaser in accordance with Section 7.09; provided, further, that any Public Company Accounting Expenses in excess of the Public Company Accounting Expenses Cap shall be treated as Seller Transaction Expenses hereunder, (b) any brokerage fees, commissions, finders’ fees, or financial advisory fees, (c) any and all fees, expenses, break costs (including costs calculated based on difference in swap and current rates) payments or other costs related to the termination of any swap agreements, derivative transactions, or similar arrangements, and (d) the premiums and other costs and expenses associated with the D&O Tail Policy.

“Settlement Amounts” has the meaning set forth in Section 2.02.

“Specific Accounting Policies” has the meaning set forth in Section 2.03(a).

“Straddle Period” has the meaning set forth in Section 7.08(d).

“Stub Period Financial Statements” has the meaning set forth in Section 7.15(a).

“Tax” means (a) any United States federal, state or local, or non-United States, income, gross receipts, franchise, escheat, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, ad valorem, fees, employee or other tax or similar levy, assessments and charges, of any kind whatsoever in the nature of a tax, (b) any interest, penalties, fine or additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of a Tax Sharing Agreement, contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Applicable Law).

“Tax Controversy” has the meaning set forth in Section 7.08(e).

“Tax Return” means any return, filing, report, claim, refund request, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Sharing Agreement” means any agreement the primary purpose of which is the allocation or sharing of Tax liabilities or benefits.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Termination Fee” has the meaning set forth in Section 9.02(b).

“Transaction Tax Deductions” has the meaning set forth in Section 7.08(d).

“Transfer Taxes” has the meaning set forth in Section 7.09(b).

“Units” has the meaning set forth in the Recitals.

“Voting Agreements” means, collectively, the voting and support agreements contemplated by Section 6.10.

“Working Capital” means Current Assets minus Current Liabilities. For illustrative purposes only, an example calculation of Working Capital is included on Schedule 2.03.

“Working Capital Target” means $7,500,000.

ARTICLE II
PURCHASE AND SALE

2.01     Purchase and Sale of the Purchased Securities. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase and acquire at the Closing from each such Seller, all right, title and interest in and to the Purchased Securities set forth next to such Seller’s name on Schedule 2.01, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), and Purchaser shall purchase and accept the Purchased Securities from each Seller, and Purchaser shall pay to the Seller Representative the Estimated Net Purchase Price specified by the Company in the Estimated Closing Statement in accordance with Section 2.03(a). For the avoidance of doubt, Purchaser shall purchase and accept the Purchased LLC Units in exchange for nominal consideration. For the avoidance of doubt, there shall be no duplication of any item in the calculation of the Final Working Capital Adjustment Amount, Final Closing Cash Amount, Final Closing Indebtedness Amount, Final Seller Transaction Expense Amount or Final Change of Control Payments.

2.02      Other Closing Date Settlements. At the Closing, Purchaser shall (a) on behalf of the Company, cause the Closing Indebtedness set forth in the Estimated Closing Statement to be repaid in full to the Person(s) entitled thereto pursuant to the Payoff Letters, (b) on behalf of the Company and Sellers, pay the Estimated Seller Transaction Expense Amount to the Persons entitled thereto in accordance with the instructions delivered by the Seller Representative to Purchaser at least three (3) Business Days prior to the Closing Date, and (c) deposit the Adjustment Escrow Amount into an escrow account held by the Escrow Agent (collectively, the “Settlement Amounts”).

2.03      Consideration Adjustment.

(a)    Closing Adjustment. Not later than the third (3rd) Business Day prior to the Closing Date, the Company shall prepare and deliver to Purchaser an estimated closing statement (the “Estimated Closing Statement”), setting forth the Company’s reasonable and good faith estimated calculation of: (i) the Working Capital of the Company as of immediately prior to the Closing, which shall be prepared in form and format set out in the pro forma example, which was prepared as of November 30, 2025, attached hereto as Schedule 2.03 (such estimate, the “Estimated Working Capital Amount”), and a calculation of the difference between the Estimated Working Capital Amount and the Working Capital Target, which amount may be positive, negative or zero (such calculation, the “Estimated Working Capital Adjustment Amount”), (ii) the Cash of the Company as of immediately prior to the Closing (such estimate, the “Estimated Closing Cash Amount”), (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness Amount”), (iv) the Seller Transaction Expenses outstanding as of immediately prior to the Closing (such estimate, the “Estimated Seller Transaction Expense Amount”), (v) the Change of Control Payments unpaid as of immediately prior to the Closing (such estimate, the “Estimated Change of Control Payments”), and (vi) the resultant Estimated Net Purchase Price. The Estimated Closing Statement is to be prepared in accordance with the terms and definitions in this Agreement, and to the extent applicable the Specific Accounting Policies forming part of the Accounting Principles. “Accounting Principles” means: (1) the principles set forth on Exhibit B (the “Specific Accounting Policies”), (2) to the extent not inconsistent with such principles in clause (1), and only to the extent consistent with GAAP, the policies, principles, practices, and procedures used in the Audited Financial Statements dated December 31, 2024, and (3) finally, if not otherwise addressed in clauses (1) and (2), GAAP. In the event of conflict, (1) shall take precedence over (2) and (3), and (2) shall take precedence over (3). During the three- (3)-Business Day period prior to the Closing, Purchaser shall have the opportunity to review and provide comments on the Estimated Closing Statement, and the Company shall consider Purchaser’s comments in good faith.

(b)      Post-Closing Adjustment. After the Closing:

(i)    if the Final Net Purchase Price is greater than the Estimated Net Purchase Price (such increase, the “Post-Closing Adjustment Increase”), then, within five (5) Business Days following the determination of the Final Net Purchase Price in accordance with Section 2.04, Purchaser shall pay, or cause to be paid, to Encore by wire transfer of immediately available funds, an amount equal to the Post-Closing Adjustment Increase. The Seller Representative and Purchaser shall also deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent within three (3) Business Days following the determination of the Final Net Purchase Price in accordance with Section 2.04, to release the entire Adjustment Escrow Amount to Encore, by wire transfer of immediately available funds, to the account designated in writing by the Seller Representative to the Escrow Agent.

(ii)    if the Estimated Net Purchase Price is greater than the Final Net Purchase Price (such decrease, the “Post-Closing Adjustment Decrease”), then, within five (5) Business Days following the determination of the Final Net Purchase Price in accordance with Section 2.04, Purchaser and the Seller Representative shall deliver a joint written instruction to the Escrow Agent to release (A) an amount of cash equal to the Post-Closing Adjustment Decrease from the Adjustment Escrow Account to Purchaser, by wire transfer of immediately available funds, to the account designated in writing by Purchaser to the Escrow Agent and (B) the remaining amount of cash in the Adjustment Escrow Account, if any, to Encore, by wire transfer of immediately available funds, to the account designated in writing by the Seller Representative to the Escrow Agent. If the Post-Closing Adjustment Decrease exceeds the Adjustment Escrow Amount, then, within five (5) Business Days following the determination of the Final Net Purchase Price in accordance with Section 2.04, the Seller Representative shall pay (on behalf of Sellers) by wire transfer of immediately available funds, to an account designated in writing by Purchaser, the amount by which the Post-Closing Adjustment Decrease exceeded the Adjustment Escrow Amount, to Purchaser.

(c)    Acknowledgement. The Parties agree that the processes of preparing the Post-Closing Statement are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of preparing the Post-Closing Statement or determining the Final Net Purchase Price and the components thereof (i.e., the Final Working Capital Amount, the Final Closing Cash Amount, the Final Closing Indebtedness Amount, the Final Seller Transaction Expense Amount and the Final Change of Control Payments), other than as set forth herein. Further, the Parties agree that the calculation of the Final Working Capital Amount is intended to be a measurement of Current Assets and Current Liabilities of the Company, in each case, as of immediately prior to the Closing and as determined in accordance with the Accounting Principles, and the calculation of the Final Working Capital Amount as finally determined pursuant to Section 2.04 is not intended to take into account events, facts, conditions or circumstances occurring after the effective time of the Closing.

2.04    Post-Closing Adjustment Procedures.

(a)    Preparation of Post-Closing Statement. As promptly as practicable, but no later than ninety (90) days after the Closing Date or such later date as Purchaser and the Seller Representative agree in writing, Purchaser shall prepare and deliver to the Seller Representative a written statement (the “Post-Closing Statement”), which shall be prepared in accordance with the terms and definitions in this Agreement, and to the extent applicable the Specific Accounting Policies forming part of the Accounting Principles, and shall set forth Purchaser’s good faith calculation of (i) the Working Capital of the Company as of immediately prior to the Closing, which shall be prepared in form and format set out in the pro forma example attached hereto as Schedule 2.03 (the “Purchaser Proposed Working Capital Amount”), and the difference between the Purchaser Proposed Working Capital Amount and the Working Capital Target, which amount may be positive, negative or zero (such calculation, the “Purchaser Proposed Working Capital Adjustment Amount”), (ii) the Cash of the Company as of immediately prior to the Closing (the “Purchaser Proposed Closing Cash Amount”), (iii) the Closing Indebtedness of the Company (the “Purchaser Proposed Closing Indebtedness Amount”), (iv) the Seller Transaction Expenses outstanding as of immediately prior to the Closing (the “Purchaser Proposed Seller Transaction Expense Amount”), (v) the Change of Control Payments (the “Purchaser Proposed Change of Control Payments”), and (vi) the resultant Final Net Purchase Price (the “Purchaser Proposed Final Net Purchase Price”). Each Party acknowledges and agrees that, for the purposes of reviewing the Post-Closing Statement delivered by Purchaser pursuant to this Section 2.04(a), Purchaser shall afford, and shall cause the Company to afford, the Seller Representative and its Representatives commercially reasonable access during normal business hours and upon reasonable advance notice, as applicable, to the books and records (other than privileged documents) of Purchaser, the Company and their respective Representatives; provided, that such access (A) shall be in a manner that does not interfere with the normal business operations of such Party, (B) shall be subject to customary confidentiality requirements, and (C) is permissible under Applicable Law.

(b)     Disagreement by the Seller Representative. If the Seller Representative disagrees with the Post-Closing Statement or the amounts or calculations included therein, the Seller Representative may, within thirty (30) days after receipt by the Seller Representative of the Post-Closing Statement, deliver a written notice to Purchaser of any disagreement Sellers have with respect to the content of the Post-Closing Statement (an “Objection Notice”). Such Objection Notice shall describe in reasonable detail the items contained in the Post-Closing Statement with which Sellers disagree and, to the extent available, the basis for any such disagreement (including Sellers’ alternative calculation) and the amount of the disagreement. If the Seller Representative fails to deliver an Objection Notice during such thirty (30) day period or delivers written notice accepting Purchaser’s calculation of the Post-Closing Statement during such thirty (30) day period, then the Purchaser Proposed Working Capital Amount, the Purchaser Proposed Working Capital Adjustment Amount, the Purchaser Proposed Closing Cash Amount, the Purchaser Proposed Closing Indebtedness Amount, the Purchaser Proposed Seller Transaction Expense Amount, the Purchaser Proposed Change of Control Payments and the Purchaser Proposed Final Net Purchase Price, in each case, as determined by Purchaser and set forth on the Post-Closing Statement, as applicable, delivered to the Seller Representative in accordance with Section 2.04(a) shall constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Seller Transaction Expense Amount”, the “Final Change of Control Payments” and the “Final Net Purchase Price” and be deemed final, binding, and conclusive on the Parties for purposes of this Agreement.

(c)      Dispute Resolution.

(i)    If an Objection Notice shall have been timely delivered by the Seller Representative to Purchaser pursuant to Section 2.04(b), the Seller Representative and Purchaser shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Final Net Purchase Price and the final amounts of the components thereof. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply during such negotiations and any subsequent dispute arising therefrom. If, during such period, the Seller Representative and Purchaser agree as to the Working Capital of the Company as of immediately prior to the Closing, the Cash as of immediately prior to the Closing, the Closing Indebtedness, the Seller Transaction Expenses outstanding as of immediately prior to the Closing, or the Change of Control Payments, then the Seller Representative and Purchaser shall execute a written acknowledgement of such amounts, which shall constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Seller Transaction Expense Amount”, and the “Final Change of Control Payments”, as applicable, and the resultant “Final Net Purchase Price”, and all of which shall be deemed final, binding, and conclusive on the Parties for purposes of this Agreement. If the Seller Representative and Purchaser, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Objection Notice within thirty (30) days after the Seller Representative provides Purchaser with such Objection Notice, are unable to reach agreement on all such items or amounts, then Purchaser and the Seller Representative jointly shall engage and instruct a nationally recognized independent accounting firm as may be mutually acceptable to Purchaser and the Seller Representative (the “Accounting Referee”).

(ii)    Within twenty (20) days of the retention of the Accounting Referee, Purchaser and the Seller Representative shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act solely as an expert in accounting, and not as arbitrator, to resolve, in accordance with the terms and conditions set forth in this Section 2.04 and the Accounting Principles, only the matters specified in any timely delivered Objection Notice that remain in dispute (each, a “Disputed Item”); (B) shall allow each of the Seller Representative and Purchaser the opportunity to prepare and submit a written presentation to the Accounting Referee; provided, that, following delivery of the presentations, Purchaser and the Seller Representative may each submit a written response to the other Party’s presentation; provided, further, that the Accounting Referee shall engage in no other ex parte communication with the Seller Representative or Purchaser (or any of their respective Representatives or Affiliates) regarding the Disputed Items; (C) shall adjust the calculation of the Final Net Purchase Price based thereon to reflect such resolution; (D) shall determine the amount of each Disputed Item within the range established by the Post-Closing Statement and the Objection Notice, meaning that the Accounting Referee shall not determine the amount of a Disputed Item higher than the highest amount set forth in either the Post-Closing Statement and the Objection Notice or lower than the lowest amount set forth in either the Post-Closing Statement and the Objection Notice; and (E) shall deliver to Purchaser and the Seller Representative, as promptly as practicable and in any event within thirty (30) days following the submission of the Disputed Items to the Accounting Referee for resolution, a written report setting forth the Accounting Referee’s determination of the Disputed Items, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.04(c)(iii). The Parties acknowledge and agree that, if any dispute is submitted to the Accounting Referee pursuant to this Section 2.04(c), the Working Capital of the Company as of immediately prior to the Closing, the difference between the Working Capital of the Company as of immediately prior to the Closing and the Working Capital Target (which amount may be positive, negative or zero), the Cash as of immediately prior to the Closing, the Closing Indebtedness, the Seller Transaction Expenses outstanding as of immediately prior to the Closing, and/or the Change of Control Payments as determined by the Accounting Referee, shall, absent fraud or manifest error, constitute the “Final Working Capital Amount”, the “Final Working Capital Adjustment Amount”, the “Final Closing Cash Amount”, the “Final Closing Indebtedness Amount”, the “Final Seller Transaction Expense Amount”, and the “Final Change of Control Payments”, as applicable, and be final, binding, and conclusive on the Parties for purposes of this Agreement, absent fraud or manifest error. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced.

(iii)    If requested by the Accounting Referee, Purchaser and the Seller Representative agree to execute a reasonable engagement letter. The Accounting Referee’s cost, fees and expenses of such review and report in connection with its services as an Accounting Referee pursuant to this Section 2.04(c) (including any retainer) shall be apportioned between the Seller Representative (on behalf of Sellers on the one hand) and Purchaser (on the other hand) based upon inverse proportion of the Disputed Items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such cost, fees and expenses) as determined by the Accounting Referee and set forth in the report of such Accounting Referee. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Purchaser and 50% by the Seller Representative (on behalf of Sellers), with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence. During the review by the Accounting Referee, the Seller Representative and Purchaser shall each make available, or cause their respective Representatives to make available, to the Accounting Referee such individuals and such information, books, records and work papers, as may be reasonably required by the Accounting Referee to fulfill its obligations under Section 2.04(c); provided, however, that the independent accountants of the Seller Representative and Purchaser or the Company shall not be obligated to make any work papers available to the Accounting Referee unless and until the Accounting Referee has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(d)    Failure to Deliver Post-Closing Statement. If, for any reason, Purchaser fails to deliver the Post-Closing Statement within the time period required by Section 2.04(a), the Estimated Closing Statement shall be considered for all purposes of this Agreement as being the “Post-Closing Statement” delivered by Purchaser pursuant to Section 2.04(a), in which case, the procedures set forth in Section 2.04(a) through Section 2.04(c) will apply to the Estimated Closing Statement, mutatis mutandis.

2.05      Withholding. Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement any amounts that Purchaser reasonably determines are required under the Code or any Applicable Law to be deducted and withheld. Purchaser shall use commercially reasonable efforts to, except with respect to compensatory amounts taxable as wages, provide written notice to the applicable Seller of the basis for such withholding at least five (5) Business Days prior to making such deduction, together with reasonable detail of the calculation. To the extent that any such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In furtherance of the foregoing, Purchaser may deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable to any Seller such amounts as are required to be deducted and withheld under Section 1446(f) of the Code and the Treasury Regulations thereunder (and any similar Applicable Law). At least ten (10) Business Days prior to the Closing Date, (a) each Seller that is a U.S. person shall deliver to Purchaser a properly completed IRS Form W‑9, and each Seller that is a non-U.S. person shall deliver a properly completed IRS Form W‑8 appropriate to its status together with any certifications sufficient to establish an exception to withholding under Treasury Regulation Section 1.1446(f)‑2(b); and (b) only if any Seller or Sellers are non-U.S. persons, the Company shall provide to Purchaser any partnership‑level certification described in Treasury Regulation Section 1.1446(f)‑2(b)(4) and such information reasonably requested by Purchaser to determine “amount realized” (as defined in Treasury Regulation Section 1.1446(f)‑1(c)), including each transferring non-U.S. person Seller’s share of liabilities under Section 752 of the Code immediately prior to Closing. If Purchaser has not received valid certifications as described above by such deadline, or if the amount realized cannot be finally determined at Closing, Purchaser may withhold an amount equal to ten percent (10%) of the portion of the amount realized then reasonably determinable (and, if applicable, place such withheld amount in escrow pending final determination) and shall remit any required amounts to the applicable Taxing Authority in accordance with Applicable Law. Any amounts so withheld (or escrowed and later remitted) shall be treated as having been paid to the applicable Seller for all purposes of this Agreement, and no Seller shall be entitled to any gross‑up or additional consideration on account of such withholding.

ARTICLE III
CLOSING

3.01    Closing Date. The closing and consummation of the Contemplated Transactions (to the extent contemplated to take place in connection with the closing) (the “Closing”) shall take place remotely by electronic communications and transmissions of PDF documents and signature pages on the date (a) that is five (5) Business Days following the date upon which the satisfaction or, to the extent permissible, waiver in writing by the appropriate Party, of each of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the Party or Parties entitled to the benefit of such conditions), occurs, or (b) on such other date or at such other time and place or by any such other method as the Parties may mutually agree in writing, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary (such date and time being herein referred to as the “Closing Date”). Notwithstanding the actual time on the Closing Date that the Closing is completed, the Closing shall be deemed effective for tax and accounting purposes only as of 11:59 p.m. (Pacific Time) on the Closing Date.

3.02     Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a)      Purchaser shall deliver, or cause to be delivered, the following:

(i)    to the Seller Representative, by wire transfer of immediately available funds, an amount equal to the Estimated Net Purchase Price;

(ii)    to the Payroll Company’s account designated by the Company at least five (5) Business Days prior to the Closing Date, an amount equal to the Estimated Change of Control Payments payable to the recipients of the Change of Control Payments as set forth in the Estimated Closing Statement, in the amounts as set forth directly across from each such recipient’s name in the Estimated Closing Statement, to be paid to such recipients through the payroll systems of the Company within five (5) Business Days of the Closing Date (via a special payroll run, if necessary);

(iii)  to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such recipient at least five (5) Business Days prior to the Closing Date, such recipient’s portion of the Settlement Amounts;

(iv)    to the Seller Representative, the Escrow Agreement, executed by Purchaser;

(v)    to the Seller Representative, a certificate of good standing for Purchaser issued as of a date not more than ten (10) days prior to the Closing Date by the appropriate governmental agency (e.g., Secretary of State) of its jurisdiction of incorporation or formation;

(vi)    to the Seller Representative, a certificate from Purchaser, dated as of the Closing Date and executed by a duly authorized officer of Purchaser, given by him or her on behalf of Purchaser and not in his or her individual capacity, certifying to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied;

(vii)   to the Seller Representative, a certificate of the Secretary of Purchaser certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Purchaser’s Organizational Documents; and (2) all requisite resolutions or actions of Purchaser’s board of directors (the “Purchaser Board”), approving the execution and delivery of this Agreement, the other Collateral Agreements to which it is a party and the consummation of the Contemplated Transactions (as applicable), and (B) as to the incumbency and signatures of the officer(s) of Purchaser executing this Agreement and any other Collateral Agreement; and

(viii)    to the Seller Representative, evidence that the Purchaser Stockholder Approval has been obtained.

(b)       Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i)     (A) to the extent the Purchased LLC Units or the GSC Stock comprising the Purchased Securities purported to be owned by such Seller are certificated, certificate(s) representing such Purchased Securities purported to be owned by such Seller, duly endorsed in blank or accompanied by stock or limited liability company interest powers and/or (B) a proper instrument of assignment of the Purchased Securities endorsed in blank in form and substance reasonably satisfactory to Purchaser;

(ii)    the Escrow Agreement, executed by the Seller Representative and the Escrow Agent;

(iii)    (A) a payoff letter from each holder of Closing Indebtedness set forth in the Estimated Closing Statement, dated no more than ten (10) Business Days prior to the Closing Date (each, a “Payoff Letter”), and in each case (1) setting forth the amount required to be paid in order to discharge such Closing Indebtedness in full as of the Closing and (2) stating that any Liens related thereto shall be terminated and released, or committed to be terminated and released, following receipt of such payment, (B) all instruments and documents necessary to release such Liens, including appropriate UCC financing statements and amendments, and (C) invoices or similar expense statements respecting all Seller Transaction Expenses to be paid as of the Closing;

(iv)    written resignations, effective as of the Closing Date, of each director, manager and officer, as applicable, of each of GSC and the Company;

(v)    a properly completed and duly executed Internal Revenue Service Form W-9 or Form W-8, as applicable, of each Seller and only to the extent required under Section 2.05, the certifications required by Treasury Regulation Section 1.1446 set forth in Section 2.05;

(vi)    a certificate of good standing or existence of GSC and the Company issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

(vii)   a certificate of the Secretary of GSC and the Company certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of GSC’s and the Company’s Organizational Documents, as applicable; and (B) all requisite resolutions or actions of GSC’s and the Company’s board of managers or directors, as applicable, approving the execution and delivery of this Agreement, the other Collateral Agreements to which each of them is a party and the consummation of the Contemplated Transactions (as applicable), and (ii) as to the incumbency and signatures of the officers of GSC and the Company executing this Agreement and any other Collateral Agreement;

(viii)   a certificate from the Seller Representative, dated as of the Closing Date, certifying to the effect that the conditions set forth in Sections 8.03(a), 8.03(b), and 8.03(c) have been satisfied;

(ix)    evidence of the termination in full (without any liability to Purchaser or the Company) of the Engagement Letter, dated as of May 6, 2025, by and between the Company and William Hood & Company, LLC;

(x)    the consents, waivers, and approvals of third parties with respect to the Contemplated Transactions under the Contracts listed on Schedule 3.02(b)(x);

(xi)    any required or applicable property owner consent and estoppels of the landlord under any Leased Real Property Documents;

(xii)    a flash drive or other electronic storage medium containing the full contents of the virtual data room used in connection with Contemplated Transactions; and

(xiii)   a certificate from GSC, dated as of the Closing Date and issued pursuant to Treasury Regulations Section 1.897-2(h) (each, a “Section 897 Certificate”), certifying that such entity is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, which certificate shall (A) be executed by a duly authorized officer, (B) set forth the entity’s taxpayer identification number and address, and (C) include a properly executed notice for the Section 897 Certificate to be filed with the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each Seller, on its own behalf and not on behalf of any other Seller, hereby represents and warrants to Purchaser, except, subject to Section 12.01, as set forth in the corresponding section of the disclosure schedule delivered by Sellers to Purchaser on the Execution Date (the “Disclosure Schedule”), that the following statements are true and correct as of the Execution Date:

4.01    Organization and Standing. Each Seller that is an Entity is duly organized and is validly existing and in good standing under the laws of the state of its incorporation, formation or organization. Each Seller that is an Entity is duly qualified, registered or licensed to do business, and in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of its business requires it to be so qualified.

4.02      Authority; Execution and Delivery; Enforceability.

(a)    Each Seller has all requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which such Seller is or will be a party and to consummate the Contemplated Transactions. With respect to any Seller that is an Entity, the execution and delivery by such Seller of this Agreement and the Collateral Agreements to which such Seller is or will be a party and the consummation by such Seller of the Contemplated Transactions, have been duly authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which such Seller is or will be a party and to consummate the Contemplated Transactions.

(b)    This Agreement and each of the Collateral Agreements to which each Seller is or will be a party have been or will be duly executed and delivered. This Agreement, and each of the Collateral Agreements to which each Seller is or will be a party, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.03    Noncontravention. Neither the execution and delivery of any of this Agreement or the Collateral Agreements to which each Seller is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will contravene, conflict with or result in a violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under (a) any Applicable Law or any Judgment to which such Seller is subject; (b) the provisions of the Organizational Documents of such Seller (to the extent applicable); or (c) the provisions of any Contract to which such Seller is a party, or by which such Seller or such Seller’s assets may be bound, except, in the case of clause (c) of this Section 4.04, as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Collateral Agreements or to consummate the Contemplated Transactions. No consent, approval, Judgment or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other Person is required to be obtained, filed, delivered or made by such Seller in connection with the execution, delivery and performance by (i) such Seller of this Agreement or the Collateral Agreements to which such Seller is or will be a party, or (ii) the consummation of the Contemplated Transactions.

4.04    Title to the Purchased Securities. Each Seller is the record and beneficial owner of, and holds good and valid title free and clear of any and all mortgages, security interests, charges, easements, rights, options (including rights of first option or refusal or similar rights), pledges, deeds of trust, licenses, assessments, claims, restrictions, encumbrances or other liens of any kind (collectively, “Liens”) (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations) to, the Purchased Securities set forth opposite each such Seller’s name on Schedule 2.01, which constitute all of the outstanding Equity Securities of the Company and GSC, and such Purchased Securities have no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Such Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Such Seller has the sole power and authority to sell, transfer, assign and deliver the Purchased Securities as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Purchased Securities, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations). Upon the Closing, good and valid title to the Purchased Securities will pass to Purchaser, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations). Except for the Organizational Documents of Sellers, no Seller is a party to any voting trust or other voting agreement with respect to any of the Purchased Securities or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Securities, and there are no outstanding Contracts or understandings between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Purchased Securities and, except as contemplated by this Agreement, the Collateral Agreements or the Contemplated Transactions, such Seller has no right to receive or acquire any Purchased Securities or other Equity Securities of the Company or GSC.

4.05    Judgments. There are no (a) outstanding Judgments against such Seller, (b) Proceedings pending, or, to the Knowledge of Sellers, threatened against such Seller, or (c) investigations by any Governmental Entity that are pending, or to the Knowledge of Sellers, threatened against such Seller that would reasonably be expected to give rise to any legal restraint or a prohibition against the Contemplated Transactions.

4.06    Brokers. Except for William Hood & Company, LLC, no Seller has retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Purchaser or the Company could become liable or obligated. The Seller Representative (on behalf of Sellers, the Company and GSC) has made available to Purchaser true and complete copies of all Contracts under which any such fees or commissions are payable and all related indemnification and other agreements related thereto.

4.07    No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V (AND IN ANY OTHER COLLATERAL AGREEMENT), NONE OF SELLERS, THE COMPANY, GSC OR ANY OF THEIR RESPECTIVE EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY. NOTHING IN THIS SECTION 4.07 WILL LIMIT ANY PERSON’S LIABILITY FOR FRAUD.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO GSC AND THE COMPANY

With respect to GSC, Encore hereby represents and warrants to Purchaser, and with respect to the Company, each Seller, jointly and severally, hereby represents and warrants to Purchaser, in each case, except, subject to Section 12.01, as set forth in the corresponding section of the Disclosure Schedule, that the following statements are true and correct as of the Execution Date:

5.01      Organization and Standing.

(a)    GSC and the Company are each an Entity duly organized, and are validly existing and in good standing under, the laws of the State of Delaware.

(b)    Except for GSC’s ownership of the Class A Units and annual franchise taxes or similar fees imposed by the State of Delaware and the obligations under its Organizational Documents, GSC (i) has no, and has never had any, assets, liabilities (other than pursuant to this Agreement and any other Collateral Agreement to which GSC is, or will be, a party), obligations, operations, employees or otherwise, (ii) does not engage in, and has never engaged in, any business activities, and (iii) was formed solely for the purpose of holding the Class A Units. GSC has full power and authority to own and otherwise hold the Class A Units.

(c)    The Company has full Entity power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction in which the character or location of the properties or assets owned, leased, used or operated by it or in which the conduct of the business requires it to be so qualified, except where the failure to be so qualified and in good standing would be materially adverse to the Company.

(d)    Sellers have made available to Purchaser accurate and complete copies of the Organizational Documents of the Company (including all amendments and supplements thereto), as in effect on the Execution Date, and the Company is not in default under or in violation of such Organizational Documents. Encore has made available to Purchaser accurate and complete copies of the Organizational Documents of GSC (including all amendments and supplements thereto), as in effect on the Execution Date, and GSC is not in default under or in violation of such Organizational Documents.

5.02     Capitalization.

(a)    Section 5.02(a) of the Disclosure Schedule accurately and completely sets forth for GSC and the Company (i) each class and series of Equity Securities, (ii) the aggregate number of shares, units or other denomination of Equity Securities of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares, units or other denomination of Equity Securities of each such class and series of Equity Securities that are issued and outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth in Section 5.02(a) of the Disclosure Schedule, there are no Equity Securities of GSC or the Company that are issued, reserved for issuance or outstanding. The Purchased Securities constitute all of the issued and outstanding Equity Securities of the Company and GSC. No Equity Securities are held in treasury by GSC or the Company. All Equity Securities of the Company and GSC were validly issued, fully paid and nonassessable and are not subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of GSC or the Company, as applicable. Such Equity Securities are free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), and no current or former equityholder or any other Person is contesting or has a valid basis for contesting the ownership of such Equity Securities or any dividends, distributions or contributions relating thereto, and no current or former holder of any Equity Securities has any right to receive any dividend or distribution (other than with respect to Sellers for the proceeds resulting from the consummation of the Contemplated Transactions).

(b)    There are no Equity Securities outstanding which are convertible into or exchangeable for, or which carry the right to acquire, Equity Securities of the Company or GSC, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company or GSC, as applicable, to issue, sell, register, purchase or redeem any of its Equity Securities, respectively, or any ownership interest or rights therein. (i) There are no voting trusts or other agreements or understandings with respect to the voting of any Equity Securities of the Company or GSC, (ii) there are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to the Company or GSC, and no derivative instruments issued by the Company or GSC exist, the underlying security of which is an Equity Security of the Company or GSC, as applicable, and (iii) except as specifically contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Company or GSC is bound relating in any way to any Equity Securities of the Company or GSC, respectively, including with respect to the purchase, sale, issuance, transfer, repurchase, redemption, conversion, voting, transfer or other disposition of any Equity Securities of the Company or GSC.

(c)    All Equity Securities issued by the Company and GSC have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and neither the Company nor GSC has violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Equity Securities.

(d)    Other than GSC’s interest in the Class A Units, GSC does not own, or have any interest in, directly or indirectly, any Equity Securities or have an ownership interest in any other Person. The Company does not own, or have any interest in, directly or indirectly, any Equity Securities or have an ownership interest in any other Person.

5.03      Authority; Execution and Delivery; Enforceability.

(a)    Each of GSC and the Company has full Entity power and authority to execute and deliver the Collateral Agreements to which each of them is or will be a party and to consummate the Contemplated Transactions, and the execution and delivery by GSC and the Company of the Collateral Agreements to which each of them is or will be a party and the consummation by each of them of the Contemplated Transactions, have been or will be duly authorized by all necessary action on the part of GSC and the Company, as applicable, and no other action on the part of any of them, as applicable, is necessary to authorize the execution, delivery and performance of the Collateral Agreements to which each of them is or will be a party and the Contemplated Transactions.

(b)    The Collateral Agreements to which GSC or the Company is or will be a party have been or will be duly executed and delivered by each of them, as applicable. The Collateral Agreements to which GSC and the Company is or will be a party constitute or will constitute the legal, valid and binding obligation of each of them, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.04     Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will (a) contravene, conflict with or result in a violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under (i) any Applicable Law or any Judgment to which GSC or the Company is subject, (ii) the provisions of any Contract or any Permit of the Company, or (iii) the provisions of the Organizational Documents of GSC or the Company; or (b) result in the creation of any Lien (other than a Permitted Lien), upon or with respect to any of the assets of GSC or the Company, except, in the case of clause (a)(ii) of this Section 5.04, as would not reasonably be expected to be materially adverse to GSC or the Company. No consent, approval, Judgment or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other Person is required to be obtained, filed, delivered or made by GSC or the Company in connection with the execution, delivery and performance by (A) the Company or GSC of this Agreement or the Collateral Agreements to which the Company or GSC is or will be a party, as applicable, or (B) the consummation of the Contemplated Transactions.

5.05     Financial Matters.

(a)    Attached to Section 5.05(a) of the Disclosure Schedule are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2023 and December 31, 2024, and related audited statements of income and members’ deficits and cash flows of the Company for the periods then ended, together with the notes and report of Moss Adams LLP (which is now known as Baker Tilly US, LLP) with respect thereto (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company as of November 30, 2025 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”) and the related unaudited statements of income and members’ deficits and cash flows of the Company for the 11-month period then ended. The Financial Statements (A) have been prepared in accordance with GAAP and without modification of the accounting principles used in preparation thereof throughout the periods presented (except, in the case of the Interim Balance Sheet, for normal, year-end adjustments permitted by GAAP (none of which adjustments are reasonably expected to be, individually or in the aggregate, material to the Company) and the absence of notes, which would not differ materially from those included in the audited Financial Statements dated December 31, 2024, except as would reasonably be expected based on events occurring after such date, (B) present fairly, in all material respects, the financial position, the results of operations, cash flows and changes in members’ equity of the Company, as of the respective dates thereof and for the respective periods indicated therein, and (C) were derived from the books and records of the Company. All accounts, books, records and ledgers maintained by the Company are properly and accurately kept in all material respects and are true and complete in all material respects. The Company maintains a system of internal controls sufficient, in all material respects, to provide reasonable assurances (1) regarding the reliability of financial reporting of the Company, (2) that transactions are executed in accordance with management’s authorization and (3) that revenue and expense items are reasonably promptly recorded for the relevant periods in accordance with maintained policies.

(b)   Since January 1, 2025, all accounts payable of the Company reflected on the Financial Statements represent actual and bona fide obligations arising from purchases actually made or services actually received, or obligations relating to goods or services not yet received but reasonably expected to be received in the ordinary course of business, and the Company has not altered any of its practices, policies or procedures in paying its accounts payable. Section 5.05(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the Company as of the Interim Balance Sheet Date.

(c)    Section 5.05(c) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts receivable of the Company as of the Interim Balance Sheet Date (except such accounts receivable as have been collected since such date). All accounts receivable of the Company outstanding as of the Interim Balance Sheet Date and arising thereafter through the Closing Date (collectively, the “Accounts Receivable”) (w) have been recorded and are stated in accordance with GAAP, (x) represent valid obligations incurred by the applicable account obligors in arms’-length transactions, (y) have arisen from bona fide sales actually made or services actually performed in the ordinary course of business, and (z) are not subject to any refunds or adjustments, except for adjustments or credits in the ordinary course of business, or any defenses, rights of set off, assignment, restrictions, security interests or other Liens. The Company has not factored any of its Accounts Receivable. Since the Interim Balance Sheet Date, there have not been any write-offs as uncollectable of any Accounts Receivable of the Company, except for adjustments or credits in the ordinary course of business. There are no material disputes with respect to any of the Accounts Receivable or receivables that have not been reserved for on the Interim Balance Sheet or otherwise.

(d)    Section 5.05(d) of the Disclosure Schedule sets forth an accurate and complete itemized list of all Indebtedness of the Company and the amounts outstanding thereunder as of the Interim Balance Sheet Date. The Company has the unrestricted right to pay or pre-pay all such Indebtedness identified or required to be identified in Section 5.05(d) of the Disclosure Schedule on or prior to the Closing Date.

5.06    No Undisclosed Liabilities. Neither GSC nor the Company has any liabilities (whether accrued, contingent, absolute or otherwise, or whether or not of the type required to be reflected on a balance sheet of the Company or disclosed in the notes thereto prepared in accordance with GAAP), other than liabilities (a) specifically reflected on and fully reserved against on the Interim Balance Sheet; (b) incurred by GSC or the Company in the ordinary course of its business since the Interim Balance Sheet Date that do not constitute a violation or breach of any representation or warranty or covenant contained in this Agreement, or of another Contract, breach of warranty, tort, infringement or violation of Applicable Law by the Company; (c) Seller Transaction Expenses incurred by GSC or the Company, as applicable, to be paid off at the Closing; or (d) as set forth in Section 5.06 of the Disclosure Schedule. The reserves reflected on the Interim Balance Sheet for liabilities have been established in accordance with GAAP.

5.07    Absence of Changes or Events. During the period from January 1, 2025 to the Execution Date, (a) the Company has conducted its business in the ordinary course of business in all material respects, (b) there has not been any event, change, effect, development, occurrence or circumstance, in each case, actual or threatened, that has had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect, and (c) except as set forth on Section 7.01 of the Disclosure Schedule, the Company has not taken any action that, if taken after the Execution Date, would constitute a breach of the covenants set forth in Section 7.01, or require Purchaser’s consent to take (or omit to take) such action had Section 7.01 been in effect from and after January 1, 2025.

5.08    Certain Assets. Other than with respect to real property or interests in real property, such items being the subject of Section 5.09, Intellectual Property, such items being the subject of Section 5.10, and Inventory, such items being the subject of Section 5.22, the Company has good and valid title to all assets, properties and interests owned or used by it, and valid and enforceable leasehold interests in all tangible assets it uses or leases. Such owned assets and leased assets (a) are in the possession of the Company (other than personal computing equipment used by employees of the Company), (b) suitable for use in the ordinary course of business, (c) are in good working order (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (d) constitute (i) all of the tangible assets used in, associated with or necessary to enable the Company to carry on and conduct its business as currently conducted and (ii) all tangible assets located or used on any of the premises occupied by the Company or from which the business of the Company is conducted; and (e) conform in all material respects to all Applicable Law. Except for Permitted Liens (including those set forth in Section 5.08 of the Disclosure Schedule), all of such owned assets are owned, and such leased assets are leased, free and clear of all Liens.

5.09      Real Property.

(a)    Section 5.09(a) of the Disclosure Schedule contains an accurate and complete description of the real property that the Company leases (the “Leased Real Property”), in each case identifying the (i) street address, (ii) term of the lease, (iii) name of the lessor or sublessor, and (iv) the monthly or annual lease payment, as applicable. With respect to the Leased Real Property:

(i)    there are no pending or, to the Knowledge of Sellers, threatened Proceedings affecting the Leased Real Property or in which the Company is a party by reason of the Company’s leasing of the Leased Real Property (including Proceedings in condemnation, eminent domain, unlawful detainer, collections, alleged building code, zoning violations, or property damages alleged to exist at the Leased Real Property or by reason of the condition or use of the Leased Real Property), nor are there any Judgments in effect against the Company with respect to the lease or operation of the Leased Real Property;

(ii)    the Company has not entered into any, and to the Knowledge of Sellers there are no, occupancy agreements, leases, subleases, licenses, easements, concessions, tenancies or other agreements of a similar nature, written or oral, or any amendments thereto (collectively, the “Leased Real Property Documents”), granting to any Persons (other than the Company or its Affiliates) the right of use or occupancy of all or any portion of the Leased Real Property;

(iii)    to the Knowledge of Sellers, there are no outstanding options or rights of first refusal to purchase the Leased Real Property, or any portion thereof or interest therein, nor, except for recorded title exceptions, to the Knowledge of Sellers, are there any agreements or other restrictions (recorded or unrecorded) preventing or limiting the Company’s rights or ability to use the Leased Real Property or any portion thereof or interest therein;

(iv)    the Company has not received any notification (in writing, or to the Knowledge of Sellers, otherwise) that the Company’s current use of the Leased Real Property is not in material compliance with applicable building and zoning codes;

(v)     to the Knowledge of Sellers, no violation of Applicable Law or of any restrictive covenant exists with respect to the Leased Real Property;

(vi)    to the Knowledge of Sellers, there are no material physical, structural or mechanical defects or deficiencies in the Leased Real Property;

(vii)   to the Knowledge of Sellers, all of the landlords’ and tenants’ material obligations under the Leased Real Property Documents which accrued prior to the Execution Date have been performed and, to the Knowledge of Sellers, no claim, controversy, dispute, quarrel or disagreement exists between the Company and any owners or landlords of the Leased Real Property;

(viii)  the Company is not obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions to any Person with respect to the Leased Real Property (including due to the exercise of an extension option or any other rights by the Company under the Leased Real Property Documents); and

(ix)    the Company has not received written notice of, and to the Knowledge of Sellers there does not exist, any ongoing or pending default on the part of the Company or the landlord thereunder pursuant to any lease concerning or related to the Leased Real Property.

(b)     The Company does not own and has never owned any fee interest in or to any real property.

5.10      Intellectual Property.

(a)    All Intellectual Property owned or purported to be owned by the Company that is subject to an application or registration for protection under Applicable Law, including all domain names registered to the Company and all social media accounts controlled by the Company are set forth in Section 5.10(a) of the Disclosure Schedule (“Company Registered Intellectual Property”), specifying as to all the Company Registered Intellectual Property the nature of the Company Registered Intellectual Property and, other than the domain names and social media accounts, the applicable jurisdiction(s) in which the Company Registered Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed.

(b)    The Company exclusively owns all right, title and interest in and to each item of Intellectual Property owned or purported to be owed by the Company (“Company Owned Intellectual Property”), and has a valid and enforceable right or license to use all other Intellectual Property used in or necessary for the operation of the business of the Company as currently conducted (together with the Company Owned Intellectual Property, the “Company Intellectual Property”), free and clear of all Liens other than Permitted Liens. No Company Owned Intellectual Property has been found to be invalid or unenforceable under Applicable Law. The Contemplated Transactions will not adversely affect the validity or enforceability of the Company Intellectual Property under Applicable Law. The Company and the conduct of the business of the Company are not infringing or misappropriating the Intellectual Property of any Person. The Company has not received any correspondence, complaint, or notice (in writing or, to the Knowledge of Sellers, otherwise) alleging infringement or misappropriation of, or setting forth an unsolicited offer to license, any Intellectual Property rights of third parties in the operation of the business of the Company. To the Knowledge of Sellers, no Person is infringing or misappropriating the Company Owned Intellectual Property. No interference, opposition, reissue or reexamination proceeding is pending against the Company in which the validity or enforceability of any of the Company Registered Intellectual Property is being contested or challenged. The Company does not own or purport to own any software other than the Company’s public websites.

(c)    Section 5.10(c) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts that are in effect under which the Company has acquired or obtained, or otherwise been granted, any license, permission or other right to utilize any Intellectual Property (each, an “IP License Contract”), except for Contracts relating to (i) off-the-shelf, commercially available products or services for which the Company is currently obligated to make payments of less than $10,000 or the Company has made payments of less than $10,000 during the 12-month period ended on the Interim Balance Sheet Date; and (ii) influencer marketing agreements under which the Company is currently obligated to make payments of less than $10,000 or the Company has made payments of less than $10,000 during the 12-month period ended on the Interim Balance Sheet Date. To the Knowledge of Sellers, each IP License Contract (including such Contracts relating to off-the-shelf, commercially available products and services) provides the Company with all rights, licenses, authorizations and other permissions to any Intellectual Property owned by any Person other than the Company necessary for the conduct the business of the Company.

(d)    Other than Company Owned Intellectual Property and any Intellectual Property obtained under the Contracts required to be set forth in Section 5.10(c) of the Disclosure Schedule, to the Knowledge of Sellers, there is no other Intellectual Property necessary for the conduct of the business of the Company.

(e)    Trade Secrets owned by the Company are not part of the public knowledge or literature and, to the Knowledge of Sellers, have not been used, divulged or appropriated for the benefit of any Person other than the Company. With respect to the Company’s customer lists and any product formulas owned by or developed by or for the Company, the Company takes reasonable measures to maintain confidentiality and preserve the economic value of such information. The Company has not received notice (in writing, or to the Knowledge of Sellers, otherwise) that any Trade Secret of the Company is or has become part of the public knowledge or literature.

(f)    All information technology assets used by the Company (i) operate and perform in all material respects in conformance with their documentation and functional specifications, and (ii) to the Knowledge of Sellers, does not contain, and the Company has used commercially reasonable efforts to prevent the introduction of, any virus, software routine, malware, hardware component, disabling code or instructions, spyware or other vulnerabilities designed to permit unauthorized access or to disable or otherwise harm such information technology assets in any material respects. To the Knowledge of Sellers, since January 1, 2023, none of the Company’s information technology assets has experienced or been affected by any material data security incidents, breaches or unauthorized access, use, control, disclosure, destruction or modification of any personal information owned, controlled, maintained, received, collected, used, stored or processed by the Company, including any unauthorized access, use or disclosure of personal information that would constitute a breach of any Applicable Law or for which notification to individuals and/or Governmental Entities is required under any Applicable Law.

(g)    The Company has adopted, and is and has been in compliance in all material respects since January 1, 2023 with, commercially reasonable policies and procedures applicable to the Company with respect to privacy, data protection, processing, security and the collection, use, storage and processing of personal information gathered or accessed in the course of the operation of the Company’s business. The Company has implemented and maintains a reasonable enterprise-wide data security program, including reasonable and appropriate administrative, physical, and technical safeguards consistent with industry best practices, to protect personal information from unauthorized access, use, control, disclosure, destruction or modification.

(h)    The Company is, and has been since January 1, 2023, in compliance in all material respects with their internal and public-facing policies relating to privacy, data protection, data or privacy breach notification and personally identifiable information (“Business Privacy Policies”). The Contemplated Transaction will not violate any Business Privacy Policy as it currently exists, or as it existed at the time during which the applicable personal information was collected or obtained by the Company.

5.11    Material Contracts.

(a)    Section 5.11(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which the Company is a party or by which any assets of the Company are bound (collectively, “Material Contracts”):

(i)      any Contract with a Material Customer;

(ii)    any Contract with a Material Supplier;

(iii)   any Contract for the purchase of commodities that has not been fully performed and under which the Company is currently obligated to make payments in excess of $250,000;

(iv)     any broker, representative or agency Contract;

(v)    each Contract that (A) contains a non-complete clause binding or purporting to be binding on the Company or otherwise will limit or purport to limit the right of the Company to engage in or compete with any Person in any business or in any geographical area; or during a period of time, or (B) that limits or purports to limit the Company from engaging with any prospective customer or supplier;

(vi)    any lease, sublease or similar Contract with any Person pursuant to which the Company is a lessor, sublessor, lessee or sublessee of any tangible personal property, or any portion of real property (including the Leased Real Property), material to the conduct and operation of the Company’s business;

(vii)    each Contract (other than customer purchase orders or vendor sales orders, unless such customer purchase orders or vendor sales orders have one of the attributes specified in subclauses (B) or (C) herein) that (A) entitles a customer to a certain quantity of product within a one (1) year or shorter period (that cannot be terminated for convenience without payment of penalty), (B) contains minimum spend or purchase requirements, output requirement or similar requirement in favor of any Person, (C) “take-or-pay” provisions, (D) exclusivity or similar requirement of any Person, (E) “most favored nation” provisions (or any similar preferential pricing terms for the benefit of any third party) or (F) royalty, profit or revenue sharing or similar payment arrangements;

(viii)   each Contract (A) relating to the incurrence, assumption or guarantee of any borrowed money, including any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to the assumption or guarantee of Indebtedness or (B) imposing a Lien on any of the assets or properties of the Company or on the Purchased Securities;

(ix)     any Contract pursuant which the Company is required to indemnify any Person outside of the ordinary course of business;

(x)    each Contract to which the Company has agreed to any settlement, conciliation or similar agreement or otherwise compromise any pending or threatened Proceeding or under which the Company has continuing obligations (other than customary confidentiality or non-disparagement obligations), liabilities or rights, or admits criminal liability, or that will require the Company to pay consideration in excess of $50,000;

(xi)    any Contract for the sale of assets owned or leased by the Company with a book value in excess of $100,000 individually or $300,000 in the aggregate (other than Inventory sales in the ordinary course of business);

(xii)    any Contract relating to any joint venture, partnership, strategic alliance, joint development or similar Contract or arrangement;

(xiii)   any Contract for the employment, hire or retention of any officer, employee, consultant, or independent contractor engaged in a similar role of the Company, other than (A) offer letters that do not provide for any severance, retention, change in control, or similar benefits, or (B) influencer marketing agreements under which the Company is currently obligated to make payments of less than $10,000 or the Company has made payments of less than $10,000 during the 12-month period ended on the Interim Balance Sheet Date;

(xiv)    any IP License Contract;

(xv)   any Contract between the Company, on the one hand, and any Related Party of the Company, on the other hand (excluding Contracts with employees routinely executed in connection with the onboarding process (e.g., other than confidential information and invention assignment agreements or similar));

(xvi)    each Contract with a remaining term exceeding one (1) year that cannot be terminated by the Company, without penalty, and that contemplates or that has or is reasonably expect to result in aggregate payments by or to the Company in excess of $250,000;

(xvii)  each Contract relating to any single capital expenditure or services of related capital expenditures pursuant to which the Company has future financial obligations in excess of $50,000; and

(xviii)    any commitment to do any of the foregoing.

(b)   Sellers have made available to Purchaser accurate and complete copies of each written Material Contract (including all written amendments, modifications and supplements thereto) and complete descriptions of all material terms of any oral Contracts described therein. All Material Contracts are valid, binding and in full force and effect, and are enforceable against the Company, and, to the Knowledge of Sellers, against the other parties thereto. The Company has performed all material obligations required to be performed by it under each Material Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of Sellers, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto (or provided notice of intent to exercise such termination rights) or has given notice of any material dispute with respect to any Material Contract, which dispute has not been fully and finally resolved, nor has any party to any Material Contract indicated to the Company an intent to modify, amend, renegotiate, or decrease the amount of business under any Material Contract.

5.12    Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of insurance policies (the “Company Policies”) (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by or for the benefit of the Company. True, complete and accurate copies of the Company Policies have been provided to Purchaser. All Company Policies are in full force and effect, and all premiums that have become due and owing thereon have been timely paid. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by the Company has been cancelled, terminated, altered or not renewed, by the insurer during the three (3) year period prior to the Execution Date and, to the Knowledge of Sellers, no written threat has been made by an insurer and received by the Company to cancel, terminate, alter or not renew any insurance policy held by the Company during such period. In the past three (3) years, the Company has not made any claim under any Company Policy with respect to which an insurer has, in a written notice to the Company, denied or disputed. To the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as a basis for or could reasonably be expected to give rise to or serve as a basis for any material claim or other Proceeding under any Company Policy. The Company has not received any written notice from any insurer or reinsurer of any reservation of rights with respect to any pending or paid claims or other Proceedings. Each Company Policy provides all coverage required by Applicable Law and by Contracts to which the Company is a party.

5.13     Taxes.

(a)    GSC and the Company have each filed when due (taking into account properly obtained extensions) all Tax Returns that they were required to file under Applicable Law and applicable regulations. The amounts shown due and owing by GSC and the Company on all such Tax Returns were accurate and complete in all material respects. All Taxes due and owing by GSC and the Company (whether or not shown on any Tax Return) have been timely paid and remitted. There are no Liens (other than Permitted Liens) for Taxes upon any of the assets of GSC or the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

(b)    Section 5.13(b) of the Disclosure Schedule sets forth an accurate and complete list of all federal, state, local, and foreign income Tax Returns filed with respect to GSC and the Company for taxable periods ended on or after January 1, 2018 that have been audited or are currently the subject of an audit. Sellers have made available to Purchaser accurate and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by GSC or the Company, as applicable, filed or received since January 1, 2023. Since January 1, 2020, the Tax Returns of the Company and GSC have not been audited by the Internal Revenue Service or relevant state tax authorities.

(c)    GSC and the Company have timely and properly collected all amounts on account of any sales Taxes required by Applicable Law to be collected by it and has timely remitted to the appropriate Taxing Authority any such amounts required by Applicable Law to be remitted by it or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(d)    Neither GSC nor the Company has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither GSC nor the Company have been the subject of any audit or other examination of Taxes by any Taxing Authority with respect to any open Tax years and, neither GSC nor the Company has received written notice from a Governmental Entity of any such audit or other examination being contemplated or pending. No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return has been executed or filed with any Taxing Authority by or on behalf of GSC or the Company.

(e)    All Taxes that GSC or the Company are required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable. Without limiting the foregoing, each individual who is classified by GSC or the Company as an independent contractor, seasonal employee, seasonal worker, part-time employee or temporary employee has been properly classified for purposes of Tax reporting to all Governmental Entities and GSC and the Company have filed all Tax Returns on a basis consistent with such classifications, except for those Tax Returns not yet due.

(f)    GSC and the Company do not have a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes or Tax Returns of the Company. GSC and the Company have not executed or filed with any Governmental Entity any agreement or other document outside the ordinary course of business extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes. To the Knowledge of Sellers, no claim has been made by any Taxing Authority in a jurisdiction where GSC or the Company do not file Tax Returns that GSC or the Company is or may be subject to Taxes assessed by such jurisdiction. No power of attorney granted by GSC or the Company with respect to any Taxes is currently in force.

(g)    Neither GSC nor the Company have received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against GSC or the Company.

(h)    Neither GSC nor the Company is liable for any Taxes (other than Taxes for which the Company is otherwise liable): (i) under any Tax Sharing Agreement, (ii) as a transferee or successor by Applicable Law, or (iii) as the result of any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law). Neither GSC nor the Company is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, or Tax reimbursement agreement or arrangement.

(i)    Neither GSC nor the Company has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(j)    Neither GSC nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the accounting method of the Company that occurred or existed on or prior to the Closing Date; (ii) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amounts received (or deferred revenue recognized) or paid on or prior to the Closing Date. Neither GSC nor the Company is a party to any agreement or arrangement that would result in the recognition of any material amount of income, gain, or other Taxable item by GSC or the Company in a taxable period (or portion thereof) beginning after the Closing Date as a result of any transaction, event, or arrangement occurring or entered into on or prior to the Closing Date, including, without limitation, any deferred intercompany transaction under Treasury Regulations Section 1.1502-13, any gain recognition agreement under Treasury Regulations Section 1.367(a)-8, or any similar provision of Applicable Law.

(k)    Neither GSC nor the Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes, other than the Company itself.

(l)    The Company is classified as a partnership for U.S. federal, state and local income Tax purposes. The Company has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3.

(m)    GSC is classified as a “C” corporation for U.S. federal, state and local income Tax purposes.

(n)     Neither GSC nor the Company have escheatable or unclaimed property obligations.

(o)    GSC has not been a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Code Sections 355 or 361.

(p)    Neither GSC nor the Company have received notice of any claim or nexus inquiry by a Taxing Authority in a jurisdiction in which the Company or GSC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or taxing authority or obligated to file a Tax Return in such jurisdiction.

(q)    Neither GSC nor the Company and has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or a fixed place of business in a country other than the United States except for the country in which they are organized.

(r)    Neither GSC nor the Company is or has been a United States real property holding company (as a result of an election or otherwise) within the meaning of Code Section 897.

(s)    The Company does not have any passthrough entity election in place for any state.

(t)    The recapitalization of the Company consummated in 2024 (the “2024 Recapitalization”) was effected as a value‑for‑value exchange for fair market value consideration.  No portion of the 2024 Recapitalization constituted compensation or other remuneration for services under Section 61 or Section 83 of the Code or otherwise. The 2024 Recapitalization did not result in the recognition of cancellation of indebtedness income by the Company or any of its equityholders for U.S. federal, state or local income Tax purposes. The 2024 Recapitalization did not constitute, in whole or in part, a disguised sale of property to or by the Company within the meaning of Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (including Treasury Regulations Sections 1.707‑3 through 1.707‑9).

(u)    From and after January 1, 2020 and through the Closing, the Company has not modified any debt instrument or other debt obligation of the Company in a manner that constitutes a “significant modification” for U.S. federal income Tax purposes within the meaning of Treasury Regulation Section 1.1001‑3, and no event has occurred with respect to any such obligation that would be treated as a deemed exchange under Section 1001 of the Code and the Treasury Regulations thereunder.

(v)    GSC has not undergone an “ownership change” within the meaning of Section 382(g) of the Code that would limit the use of any net operating loss carryforwards or other Tax attributes of GSC for U.S. federal income Tax purposes; there is no limitation on, or required reduction of, any such Tax attributes of GSC under Section 382 of the Code (or any comparable provision of state or local Law), and no facts or circumstances exist that, with the passage of time or upon the taking of any action, would result in any such limitation or reduction.

(w)    Section 5.13(w) of the Disclosure Schedule accurately sets forth, as of the date thereof, by year of origination, the amounts, character, and expiration periods of GSC’s net operating loss carryforwards for federal and California income Tax purposes and any limitations applicable thereto, and identifies whether such amounts arise on a separate-company, combined, consolidated, or unitary basis, as applicable. The amounts so set forth were determined in accordance with applicable federal and California income Tax Laws, including the apportionment methodologies and factors used in computing such net operating loss carryforwards, consistently applied and based on properly filed Tax Returns. There are no material limitations, adjustments, or reductions to such state or local net operating loss carryforwards arising from separate return limitation year rules, combined or unitary reporting membership, water’s‑edge elections, changes in apportionment methodology, transaction‑specific addbacks, or other analogous state or local limitations.

(x)    Except for amounts properly treated as “excess business interest expense” of GSC under Section 163(j) of the Code, no interest deduction of GSC has been disallowed, deferred, reduced, or limited for U.S. federal, state, or local income Tax purposes, including pursuant to Section 267A, Section 163(e)(5), Section 163(l), Section 279, or any comparable provision of state or local Law, and no facts or circumstances exist that, with the passage of time or upon the taking of any action, would reasonably be expected to result in any such disallowance, deferral, reduction, or limitation other than under Section 163(j) of the Code.

(y)    The Company is an accrual method taxpayer for U.S. federal, state and local income Tax purposes.

(z)    Notwithstanding anything to the contrary in this Section 5.13, the representations and warranties set forth in this Section 5.13 (other than the representation in Section 5.13(j)) refer only to the past activities of GSC and the Company and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date, or any Tax position taken after the Closing Date, or the amount, availability, usability or existence of any Tax attribute of the Company or GSC (including net operating losses, tax credits, basis or other carryforwards or carrybacks).

5.14      Proceedings; Judgments.

(a)    There are no, and in the past three (3) years, there have been no, Proceedings pending, or to the Knowledge of Sellers, threatened, against the Company or GSC, or any of their respective current or former officers, directors, managers, members, employees or service providers. To the Knowledge of Sellers, there has been no occurrence of any event or circumstance that would reasonably be expected to give rise to or serve as the basis for any such Proceeding.

(b)    Neither the Company nor GSC or any of their respective current or former officers, directors, managers, members, employees or service providers (in each case, in their capacity as such) is, or during the past three (3) years has been, subject to any outstanding Judgment. There are no unsatisfied Judgments issued by any Governmental Entity pending against the Company, GSC or any of their respective current or former officers, directors, managers, members, employees or service providers (in each case, in their capacity as such). There is no Proceeding currently pending that was initiated by the Company against any other Person or which the Company intends to initiate against any other Person.

5.15      Benefit Plans.

(a)    Section 5.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, employment, change-in-control, welfare, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer or director of the Company or with respect to which the Company would reasonably be expected to have direct, indirect, joint and several or contingent liability, including, without limitation, by or through an ERISA Affiliate (collectively, the “Company Benefit Plans” and each, a “Company Benefit Plan”).

(b)    Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination letter or can rely upon an advisory or opinion letter issued by the Internal Revenue Service as to its tax-qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of Sellers, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any Company Benefit Plan.

(c)    None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.

(d)    No Company Benefit Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation, (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

(e)    Sellers have made available to Purchaser, with respect to each Company Benefit Plan (to the extent applicable): (i) a copy of the Company Benefit Plans and all amendments thereto (including any amendment that is scheduled to take effect in the future), (ii) a copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plans, (iii) a copy of any summary plan description for the Company Benefit Plans, (iv) a copy of any Form 5500 for the last three Company Benefit Plan years, (v) a copy of any determination letter, notice or other document that has been issued by, or that has been received by the Company from, any Governmental Entity with respect to the Company Benefit Plans, and (vi) copies of Internal Revenue Service Forms 1094-B, 1095-B, 1094-C and 1095-C for all years such forms were required to be filed with the Internal Revenue Service and provided to employees, as well as Internal Revenue Service confirmations of such filings.

(f)    To the Knowledge of Sellers, each Company Benefit Plan has been operated and administered in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g)    All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or other payments that are required to have been accrued or made to, under, or with respect to any Company Benefit Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

(h)    To the Knowledge of Sellers, no prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company to any material liability.

(i)    There are no Proceedings pending nor, to the Knowledge of Sellers, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits). None of the Company Benefit Plans or related trusts have been under audit or, to the Knowledge of Sellers, investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity. Within the past three Company Benefit Plan years, neither the Company nor any of its ERISA Affiliates have taken any corrective action or made a filing under any voluntary correction program of the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to the Knowledge of Sellers, neither the Company nor any of its ERISA Affiliates is aware of any Company Benefit Plan defect that would require correction under any such program.

(j)    Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will accelerate the time of payment or vesting, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Company Benefit Plans except as may occur as the result of a termination of employment or a termination of any Company Benefit Plan or as contemplated by the Change of Control Payments made pursuant to Section 7.07.

(k)    With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, except for incurred but not reported claims, (i) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other similar liability, and (ii) no such liability would arise if such insurance policy was terminated in accordance with the terms of the insurance policy (including providing requisite advanced notice of termination) on the Closing Date.

(l)    With respect to each Company Benefit Plan that is a group health plan benefiting any current or former employee of the Company or any other ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(m)    Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”) has been established, maintained and administered in all material respects in compliance with the requirements of PPACA, including notice and coverage requirements, and the Company (i) offers coverage to all Full-Time Employees of the Company that is Affordable and provides Minimum Value in accordance with Section 4980H of the Code and the regulations and guidance issued thereunder, (ii) accurately and timely complied in all material respects with the mandatory employer reporting requirements of Section 6055 and Section 6056 of PPACA, and (iii) is not reasonably expected to owe any excise taxes set forth in Section 4980H of the Code. For purposes of this Section 5.15(m), the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them under PPACA.

(n)    No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement (either alone or in connection with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(o)    Each Company Benefit Plan that is subject to Section 409A of the Code has been maintained and administered in all material respects in compliance with the operational and documentary requirements of Section 409A of the Code. The Company does not have any obligation to any Person to provide any “gross-up,” reimbursement or similar payment to any Person in the event any such Company Benefit Plan fails to comply with Section 409A of the Code, or for taxes under Section 4999 of the Code.

(p)    No Company Benefit Plan is maintained outside of the United States.

5.16      Employees and Labor Matters.

(a)    Section 5.16(a)(i) of the Disclosure Schedule sets forth, as of the Interim Balance Sheet Date, an accurate and complete list of the following with respect to each current employee of the Company (including any employee who is on a leave of absence or on layoff status): (A) name, (B) position, title and full-time or part-time status of each such employee; (C) classification of each employee as either exempt or non-exempt; (D) each employee’s annualized base compensation; (E) whether the employee is receiving workers’ compensation or disability payments; and (F) leave or layoff status, if applicable. Section 5.16(a)(ii) of the Disclosure Schedule sets forth, as of the Interim Balance Sheet Date, an accurate and complete list of the following with respect to each current independent contractor, consultant, or other non-employee, service provider of the Company, in each case, that is a natural person: (A) name; (B) description of services provided; (C) term and status of engagement (including whether the engagement is full-time, part-time, or project-based); (D) compensation terms (including hourly rate, daily rate, or fixed fee arrangement); (E) whether the contractor is currently performing services or is on inactive status; and (F) any written agreement governing the engagement, including its effective date and termination provisions. In the past three (3) years, the Company has properly classified all employees as exempt or non-exempt and all independent contractors as non-employees under Applicable Law, and no circumstances exist that would reasonably be expected to result in any misclassification claim.

(b)    Section 5.16(b) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Company relating to such former employee’s employment with the Company, and Section 5.16(b) of the Disclosure Schedule accurately describes such benefits. No former employee or contractor of the Company has asserted any claim for severance, termination pay, or other contractual or otherwise legally required post-employment benefits.

(c)    The employment of the employees of the Company is terminable by the Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. The Company is not now, and has never been party to any union contract, collective bargaining agreement or similar Contract. Sellers have made available to Purchaser accurate copies of all current employment agreements, offer letters, employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of employees of the Company. The Company has paid all wages, salaries, bonuses, commissions, and other compensation due to employees and contractors, and is not liable for any unpaid compensation, vacation, or benefits other than compensation owed and payable in the ordinary course of business.

(d)    To the Knowledge of Sellers: (i) no employee of the Company intends to terminate his or her employment, (ii) no employee of the Company has received an offer to join a business that is competitive with the business of the Company, and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (B) the business of the Company. To the Knowledge of Sellers, no employee or contractor is in violation of any restrictive covenant or other obligation that would adversely affect the Company’s business.

(e)    Since January 1, 2023 there has not been any slowdown, work stoppage, labor dispute or, to the Knowledge of Sellers or any similar activity or dispute, affecting the Company or any of its employees, and, to the Knowledge of Sellers, no Person has threatened to commence any such slowdown, work stoppage or labor dispute or any similar activity or dispute. There is no pending or, to the Knowledge of Sellers, threatened claim, audit, or investigation relating to labor or employment matters, including wage and hour, discrimination, harassment, retaliation, or immigration compliance.

(f)    During the 90-day period prior to the Execution Date, the Company has not terminated any employees. No such termination triggered liability under the WARN Act or any similar state law.

(g)    The Company has at all times in the past five (5) years complied in all material respects with the requirements of all Applicable Law regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States. The Company does not have any employee currently working under, has not sponsored any, has not signed a petition for, nor entered into any Contract related to a visa for any current or past employee, including but not limited to an H-2A or H-2B visa. All current employees are legally authorized to work in the United States.

(h)    The Company is not now, nor has the Company ever been, subject to any collective bargaining obligation with any union or party to any union contract, collective bargaining agreement or similar Contract, and there is no past or pending labor union organizing activity or, to the Knowledge of Sellers, threatened with respect to the Company. Since January 1, 2023, the Company has complied in all material respects with all Applicable Law relating to employment, labor, wages, hours, classification, discrimination, harassment and safety.

5.17    Compliance with Applicable Law. The Company and, to the Knowledge of Sellers, each of its officers, directors, managers, employees, agents, representatives or other Persons acting on behalf of the Company is, and has been at all times during past three (3) years, has been in compliance in all material respects with all Applicable Law and no condition exists that, with notice or lapse of time or both would constitute a violation of any Applicable Law. Since January 1, 2023, the Company has not received any notice (in writing, or to the Knowledge of Sellers, otherwise) from any Governmental Entity or any other Person alleging the violation of, or failure to comply with, any Applicable Law.

5.18      Permits.

(a)    Section 5.18(a) of the Disclosure Schedule sets forth an accurate and complete list of each Permit held by the Company, and Sellers have made available to Purchaser accurate and complete copies of all such Permits including all renewals and all amendments thereof. The Permits (i) are valid and in full force and effect, and (ii) collectively constitute all Permits necessary (A) to enable the Company to conduct its business in all material respects in the manner in which it is presently conducted, (B) to permit the Company to own and use its assets in the manner in which they are currently owned and used, and (C) distribute the Products.

(b)    The Company is, and since January 1, 2022, has been, in compliance in all material respects with all of the Permits. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result in a violation of or a failure to comply with any term or requirement of any Permit in any material respect, or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. The Company has not received any notice (in writing, or to the Knowledge of Sellers, otherwise) from any Governmental Entity or certification body alleging the violation of, or failure to comply with, any term or requirement of any of the Permits applicable to the Company or Products, or regarding the revocation, withdrawal, suspension, cancellation, termination or modification of any of the Permits. The Company is not operating under any consent decree, injunction, corporate integrity agreement, probationary status, or similar undertaking with any Governmental Entity or certification body.

(c)    There are no pending audits, inspections or notices of intent to audit the Company except for audits or inspections that occur in the ordinary course of business. Since January 1, 2022, the Company has not received any notice (in writing or, to the Knowledge of Sellers, otherwise) from any Governmental Entity regarding any investigation of compliance initiated by a Governmental Entity.

5.19      Environmental Matters.

(a)    Neither the activities carried on by the Company at the facilities or offices located on the Leased Real Property, nor, to the Knowledge of Sellers, such facilities or offices, are in material violation of any Environmental Laws.

(b)    The Company is not in material violation, does not have any unresolved past material violations, nor has the Company received notice (in writing, or to the Knowledge of Sellers, otherwise) of an alleged violation, of Environmental Laws.

(c)    There has been no release, disposal or transportation of, exposure of any Person to, or ownership or operation of any property or facility contaminated by, Hazardous Materials by or on behalf of the Company that requires material cleanup or remediation pursuant to or so as to give rise to material liability under any Environmental Law.

(d)    To the Knowledge of Sellers, the Company is not actually, potentially or allegedly liable under Environmental Laws for any off-site contamination by Hazardous Materials.

(e)    The Company has not received any notice (in writing, or to the Knowledge of Sellers, otherwise) of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted, or would reasonably be expected to result, in any liability of the Company or otherwise that may form the basis of any Proceeding in respect of the Company under any Environmental Law.

(f)    The Company has all Environmental Permits necessary for the conduct of the business of the Company and the Company is in material compliance with its Environmental Permits. The Company is not (and for the past three (3) years has not been) in violation in any material respect of any such Environmental Permit. There is no Proceeding pending (nor, to the Knowledge of Sellers, is threatened in writing) to revoke, cancel, or adversely modify any such Environmental Permit.

5.20     Customers. Section 5.20 of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest customers of the Company, as measured by the dollar amount of revenue therefrom during the twelve (12)-month period ending on the Interim Balance Sheet Date (each, a “Material Customer”), including the approximate total revenue by the Company from each such Material Customer during such period. In the past three (3) years prior to the Execution Date, no Material Customer (a) has materially reduced its purchases from the Company or cancelled, suspended or otherwise terminated its relationship with the Company in accordance with the terms of the Contract(s) to which the Material Customer is a party; or (b) has advised the Company (in writing or, to the Knowledge of Sellers, otherwise) of its intention to materially reduce its purchases from, or cancel, suspend or otherwise terminate its relationship with, the Company, or to adversely change the terms upon which it pays for goods or services from the Company. In the past three (3) years prior to the Execution Date, the Company has not received any notice (in writing or, to the Knowledge of Sellers, otherwise), indicating that any Material Customer may cancel, suspend or terminate its relationship with the Company, or materially adversely change the terms or quantities upon which it pays for goods or services from the Company as a result of the consummation of the Contemplated Transactions or otherwise. There are not, and during the three (3) year period prior to the Execution Date have not been, any material shortages or product quality issues that would reasonably be expected to make the Company unable to meet the demands of its Material Customers in a timely manner or otherwise cause deviations from past practice with any Material Customers.

5.21    Vendors and Suppliers. Section 5.21 of the Disclosure Schedule sets forth an accurate and complete list of the ten (10) largest vendors and/or suppliers of the Company, as measured by the dollar amount of purchases therefrom during the twelve (12)-month period ending on the Interim Balance Sheet Date (each, a “Material Supplier”), including the approximate total purchases by the Company from each such Material Supplier during such period. In the past three (3) years prior to the Execution Date, the Company has not received any notice (in writing or, to the Knowledge of Sellers, otherwise), indicating that any Material Supplier may cancel, suspend or terminate its relationship with the Company or materially adversely change the terms upon which it provides goods or services to the Company as a result of the consummation of the Contemplated Transactions or otherwise. There are not, and during the three (3) year period prior to the Execution Date have not been, any material shortages or product quality issues that would reasonably be expected to make the Material Suppliers unable to meet the demands of the Company or otherwise cause deviations from past practice with any Material Supplier. The Company does not source, procure, or obtain any products, components, raw materials, equipment, or services that are material to the business of the Company from a sole-source supplier or from any supplier as to which the Company lacks a commercially reasonable alternative source. Without limiting the foregoing, the Company is not dependent on any single supplier or limited group of suppliers for any products, components, raw materials, equipment, or services in a manner that would reasonably be expected to result in a material disruption to the Company if such supplier(s) ceased or materially reduced supply.

5.22    Inventory. The Company has good and valid title, free and clear of any Liens, other than Permitted Liens, to all finished goods inventory, raw materials, work-in-process, packaging, labels, supplies, and other inventory of any kind (collectively, “Inventory”) owned, used or held for use, maintained, or stored, by or on behalf of the Company. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not damaged, defective, expired or used; and (c) in the case of finished goods, is salable in the ordinary course of business within a reasonable period of time and at normal profit margins, in each case subject to the reserve for Inventory write-down reflected on the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business. The Company records the Inventory in its accounting records at the lower of cost or net realizable value and cost is determined on the weighted average method determined at the specific lot level. The Inventory of the Company set forth in the Financial Statements was properly stated therein in accordance with GAAP applied on a consistent basis with past practice. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged or otherwise unusable Inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP applied on a consistent basis with past practice. The Inventory of the Company constitutes sufficient quantities for the normal operation of the Company’s business in accordance with past practice.

5.23    Affiliate Transactions. No Related Party of the Company, GSC or any Seller (a) is party to any Contract with or provides services to the Company (other than with respect to an officer or director of the Company pursuant to the Organizational Documents of the Company or with respect to an officer, director or employee of the Company pursuant to Company Benefit Plans and Contracts with employees routinely executed in connection with the onboarding process (e.g., confidential information and invention assignment agreements or similar)), in each case as in effect as of the date hereof, (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by the Company (other than as a holder of Equity Securities of the Company) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of the Company, (c) is (other than with respect to an employee of the Company pursuant to Company Benefit Plans) owed any amounts by the Company, (d) owes any amount to the Company (including any loans, advances or guarantees in favor of such Related Party), (e) has, directly or indirectly, any material interest in any Person that competes with, or does business with, or has any contractual arrangement with, the Company, or (f) has any material claim or cause of action or other Proceeding against the Company.

5.24      Food Regulatory Compliance.

(a)    The Company and each Product is, and since January 1, 2022, has been, in compliance in all material respects with all Food Laws administered or issued by the FDA or any Governmental Entity or certification body in jurisdictions where the Company manufactures, processes, packages, holds, distributes, sells, or advertises its Products. Without limiting the generality of the foregoing, the Company and all Products are, and since January 1, 2022, have been: (i) in compliance in all material respects with all applicable federal and state labeling, advertising, and claims substantiation requirements, including all regulations under the Food Laws; (ii) the Company’s and to the Knowledge of Sellers, all of its contract manufacturers,’ manufacturing, processing, packaging, handling and storage practices, and the ingredients and composition for each of the Products, are, and since January 1, 2022, have been, in compliance in all material respects in accordance with all applicable Food Laws and all the terms and requirements of any applicable Contract and all applicable express and implied warranties (except to the extent that reserves therefor have been taken in the Interim Balance Sheet and except for returns of Products in the ordinary course of business); and (iii) in compliance with applicable specifications, limits, and tolerances for heavy metals, contaminants, residues, and hazards under applicable Food Laws (including heavy metals, mycotoxins, pesticide residues, environmental contaminants such as per- and polyfluoroalkyl substances (PFAS) where regulated, microbial pathogens, and foreign materials). None of the Products are, or since January 1, 2022 have been, adulterated, mislabeled or misbranded by or on behalf of the Company, or excluded from interstate commerce under any Food Laws. To the Knowledge of Sellers, no circumstance exists which would, or which would reasonably be expected to, result in the audit, recall, relabeling or repackaging of any Product. The Company has in place all written programs, policies and procedures, and plans required by the Food Safety Modernization Act, including a Foreign Supplier Verification Program that complies in all material respects with all requirements set forth at 21 CFR Part 1, Subpart L, and a Food Defense Plan that complies with all requirements set forth at 21 CFR Part 121, Subpart C.

(b)    (i) There is no Proceeding pending, or to the Knowledge of Sellers, threatened, and (ii) since January 1, 2020, the Company has not received any written notice from the FDA, any other Governmental Entity or any certification body that alleges, in either the case of clause (i) or (ii), that the Company is not in compliance in any material respect with Food Laws. The Company is not subject to any liability arising under an administrative or regulatory action, or commitment made to or with the FDA or any other Governmental Entity or any certification body. Since January 1, 2022, the Company has not received any “warning letters,” “untitled letters”, FDA Form 483, or similar correspondence from the FDA or any other Governmental Entity or any certification body or any other written notice regarding a potential failure of the Company or any Product to comply with any Food Law.

(c)    Since January 1, 2022, no Product has been seized, withdrawn, recalled, detained, refused or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause the FDA, any other Governmental Entity, any certification body, or the Federal Trade Commission to request, recommend, or require: (i) any field notification, field correction or safety alert relating to any Product; (ii) a change in the labeling of any Product; or (iii) the seizure, withdrawal, recall, detention, termination, suspension of manufacturing or suspension of marketing of any Product. No Proceedings in the United States or any other jurisdiction seeking the recovery, removal, withdrawal, recall, suspension, import detention, or seizure of any Product are pending or, to the Knowledge of Sellers, threatened against the Company. Since January 1, 2022, no Product manufactured, distributed or sold by the Company has been discontinued (whether voluntarily or otherwise) due to concerns over potential harm to human health or safety.

(d)    Section 5.24(d) of the Disclosure Schedule sets forth a summary of all returns of any Product in excess of $10,000 by any customer of the Company during the past three years for food safety or quality or Food Law compliance reasons. There are no Proceedings pending or to the Knowledge of Sellers, threatened, against the Company for any warranty obligations relating to the safety of the Products as of the date hereof.

(e)    All Products contain and have since January 1, 2022, contained only ingredients, food additives, color additives, incidental additives or processing aids that are permitted for their intended uses in the jurisdictions where the Products are manufactured and distributed. To the extent that Company relies on conclusions that a substance is Generally Recognized As Safe (GRAS) for its intended uses, such uses are supported by competent and reliable scientific evidence and are in compliance with Food Laws.

(f)    Since January 1, 2022, all Product labels and all promotional and advertising materials created by or for the Company have complied in all material respects with all applicable Food Laws and as required by any certification body and claims made on such promotional and advertising materials created by the Company are substantiated in compliance with applicable Food Laws and as required by any certification body, and the Company has not received written notice of any unfair or deceptive trade practices or false advertising or labeling claims for any Product under the Federal Trade Commission Act or applicable state law equivalents, or any threatened claims, demand letters, National Advertising Division (NAD) proceedings, Lanham Act claims, or consumer class action lawsuits relating to labeling, advertising, or marketing of the Products. All express and implied claims (including “organic,” “non-GMO,” “gluten-free,” “Kosher,” nutrient content claims, structure function claims, and environmental or sustainability claims) in the labeling or advertising of any Product are and, since January 1, 2022, have been truthful, not misleading, and substantiated as required by Applicable Law, including Food Laws, and as required by any certification body.

(g)    The Company and all Products are, and since January 1, 2022, have been in compliance with all settlement agreements or consent judgments the Company is or was subject to, including any such agreement or judgment pursuant to the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”). All Products that have been required or are required to be labeled with or accompanied by a warning under Proposition 65 are so labeled in compliance with Proposition 65.

5.25    Operations. No Governmental Entity has threatened in writing or, to the Knowledge of Sellers, otherwise to suspend or terminate any of the operations of the Company and, to the Knowledge of Sellers, no event has occurred or circumstances exist that could reasonably be expected to give any Governmental Entity reason or cause to suspend or terminate any of the operations of the Company.

5.26     Banking. Section 5.26 of the Disclosure Schedule sets forth an accurate and complete list of the names and locations of all financial institutions at which a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement is maintained by or on behalf of the Company or GSC, and sets forth the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds or property therein. No Person holds a power of attorney to act on behalf of the Company.

5.27     Bankruptcy. There is no, and there have not been, bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Company.

5.28      International Trade; Sanctions.

(a)    Neither the Company nor any of its officers, directors or employees, nor to the Knowledge of Sellers, any Representative acting on behalf of the Company, is currently, or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) directly or indirectly making any sales to, or engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws and blocking statutes, including those administered by the U.S. Department of Commerce and the U.S. Department of Treasury (collectively, “Trade Control Laws”).

(b)    Neither the Company nor any of its officers, directors or employees, nor to the Knowledge of Sellers, any Representative acting on behalf of the Company, has at any time directly or indirectly: (i) offered, promised, given, authorized, or agreed to give any financial or other advantage or inducement to any Person with the intention of influencing (A) any representative of any foreign, federal, state or local Governmental Entity, including any representative of a state-owned entity or a public organization, in the performance of his or her public functions or (B) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform his, her or its function improperly, or where the acceptance of such advantage or inducement would itself be unlawful; (ii) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be unlawful; (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or employee; (v) created or caused the creation of any false or inaccurate books and records of the Company, (vi) established or maintained any unlawful fund of corporate monies or other properties; or (vii) otherwise taken any action that would constitute a violation of any Anti-Corruption Law.

(c)    The Company has obtained licenses and permissions as required by, and otherwise have operated and presently operate in compliance with, all Ex-Im Laws and Sanctions Laws.

(d)    In the past five (5) years, neither the Company nor any of its officers, directors or employees, any agent or, to the Knowledge of Sellers, no other third-party Representative acting on behalf of the Company, has received from any Governmental Entity or any other Person any threatened claim, notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

5.29      Books and Records. The books and records relating to the ownership and operation of the businesses of the Company are in the possession or control of the Company and have been maintained in accordance with Applicable Law. The books and records accurately record all material actions taken by the Company, and true and complete copies of such books and records have been made available to Purchaser.

5.30     Brokers. Except for William Hood & Company, LLC, the Company has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions. The Seller Representative (on behalf of Sellers, the Company and GSC) has made available to Purchaser true and complete copies of all Contracts under which any such fees or commissions are payable and all related indemnification and other agreements related thereto.

5.31     No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V (AND IN ANY OTHER COLLATERAL AGREEMENT), NONE OF SELLERS, THE COMPANY OR GSC OR ANY OF ITS EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY. NOTHING IN THIS SECTION 5.31 WILL LIMIT ANY PERSON’S LIABILITY FOR FRAUD.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

6.01      Authority; Execution and Delivery; Enforceability.

(a)    Purchaser has full Entity power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been or will be duly authorized by all necessary Entity action, and, other than the Purchaser Stockholder Approval at the Purchaser Stockholders Meeting, no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the Contemplated Transactions.

(b)    This Agreement and each of the Collateral Agreements to which Purchaser is or will be a party have been or will be duly executed and delivered with this Agreement. This Agreement, and each of the Collateral Agreements to which Purchaser is or will be a party, constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

6.02     Noncontravention. Neither the execution and delivery of this Agreement or any of the Collateral Agreements to which Purchaser is a party, nor the consummation or performance of any of the Contemplated Transactions, in any material respect, contravene, conflict with or result in a violation of (a) any other Applicable Law or any Judgment to which Purchaser is subject; (b) the provisions of any Contract to which Purchaser is subject; or (c) the provisions of the Organizational Documents of Purchaser, except in the case of clauses (i) and (ii), such matters that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Collateral Agreements or to consummate the Contemplated Transactions.

6.03     Solvency. Assuming (a) the truth and accuracy of the representations and warranties contained in Article IV and Article V of this Agreement (without regard to any qualifications as to materiality, “Material Adverse Effect”, knowledge or similar qualification in such representation and warranty), (ii) the conditions to Closing set forth in Article VIII are satisfied, and (iii) immediately prior to the Closing, the Company is Solvent, then on the Closing Date immediately after giving effect to the consummation of the Contemplated Transactions, each of Purchaser and the Company will be Solvent. “Solvent” means that, with respect to any Person as of any date of determination: (a) the “present fair sizeable value” of its assets, as of such date, will not be less than the sum of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of its assets will, as of such date, not be less than the amount required to pay its probable liability on its debts as they become absolute and matured, (c) such Person will not have, as of such date, unreasonably small amount of capital with which to engage in its business, and (d) such Person will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

6.04      Judgments. There are no outstanding Judgments to which Purchaser is a party or is subject that prohibits or impairs the ability of Purchaser to consummate the Contemplated Transactions.

6.05      Sufficient Funds. On the Closing Date and upon receipt of funds from Nexus pursuant to the Nexus Investment Agreement on or prior to such date, Purchaser will have sufficient funds, in an account at a financial institution located in the United States to make the payments required pursuant to Section 3.02(a) and to perform its obligations with respect to the Contemplated Transactions.

6.06     Acquisition of Equity for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s acquisition of the Purchased Securities. Purchaser confirms that it can bear the economic risk of its investment in the Purchased Securities and can afford to lose its entire investment in the Purchased Securities, and Sellers have provided Purchaser the opportunity to ask questions of the Representatives of GSC and the Company and to acquire additional information about the business and financial condition of GSC and the Company. Purchaser is acquiring the Purchased Securities for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Purchased Securities. Purchaser agrees that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

6.07     Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Sellers could become liable or obligated.

6.08     Purchaser Board Approval. The Purchaser Board, by written consent or by resolutions duly adopted at a meeting of the Purchaser Board, duly called and held and, not subsequently rescinded or modified in any way, has (a) determined that this Agreement and the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, and in the Collateral Agreements, are in the interests of Purchaser, (b) approved and declared advisable this Agreement, the Collateral Agreements to which Purchaser is a party, and each of the Voting Agreements, including the execution, delivery, and performance thereof, and the consummation of the Contemplated Transactions, upon the terms and subject to the conditions set forth herein and therein, (c) directed that the issuance of Purchaser’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Purchaser Preferred Stock”), to Nexus pursuant to that certain Investment Agreement, dated as of the Execution Date, by and between Purchaser and Gateway Superfood NSSIII Investment, LLC and Gateway Superfood NSSIV Investment, LLC (the “Nexus Investment Agreement” and such issuance, the “Purchaser Stock Issuance”) be submitted to a vote of the stockholders of Purchaser for approval (including pursuant to any applicable provisions of the NRS and applicable exchange rules and regulations) at the Purchaser Stockholders Meeting, and (d) resolved to recommend that the stockholders of Purchaser vote in favor of approval of the Purchaser Stock Issuance (the “Purchaser Board Recommendation”).

6.09    Financing. Purchaser has obtained a commitment for financing pursuant to the terms of the Nexus Investment Agreement in an amount sufficient to pay the Base Purchase Price. The Nexus Investment Agreement, a copy of which is attached hereto as Exhibit C, is in full force and effect, has not been amended, withdrawn or terminated, and is enforceable in accordance with its terms, subject only to conditions expressly set forth therein. Purchaser has delivered to Sellers a true and complete copy of the Nexus Investment Agreement.

6.10     Voting Agreements. Concurrently with the execution and delivery of this Agreement, certain stockholders of Purchaser set forth on Schedule 6.10, in each case, in such individual’s capacity as a stockholder of Purchaser, have each entered into voting and support agreements in the form attached hereto as Exhibit D, of which, accurate and complete copies of such executed versions have been delivered to the Seller Representative (collectively, the “Voting Agreement”). Each Voting Agreement is in full force and effect, has not been amended, withdrawn or terminated, and is enforceable in accordance with its terms, subject only to conditions expressly set forth therein.

6.11      Independent Investigation.

(a)    Purchaser has conducted its own independent review, investigation and analysis of, and, based thereon, has formed an independent judgment concerning, the Company and GSC and their respective businesses. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of Sellers set forth in Article IV and Article V of this Agreement and in the other Collateral Agreements, and Purchaser acknowledges and agrees that, except for the representations and warranties of Sellers set forth in Article IV and Article V of this Agreement and in the other Collateral Agreements, none of Sellers, the Company, GSC or any of their respective Affiliates or Representatives or any other Person has made any other representation or warranty, either express or implied, either written or oral, with respect to the Company, GSC, their respective businesses or the Contemplated Transactions, including (i) any financial projection or forecast relating to the Company, (ii) the effect of any change in Applicable Law (including federal or state regulations) after the Execution Date, (iii) merchantability, (iv) fitness for any particular purposes, (v) the viability or likelihood of success of the business of the Company, or (vi) any other information made available, whether pursuant to any presentation made regarding the Company, pursuant to any electronic or physical delivery of documentation or other information, or otherwise, to Purchaser, its Affiliates and their respective Representatives. Purchaser hereby disclaims any reliance upon any such other representations and warranties. Nothing in this Section 6.11 shall abridge or limit any right of Purchaser to make a claim for Fraud or pursue any remedy in connection therewith.

(b)    In connection with Purchaser’s investigation of the Company and the business conducted by and the assets of the Company, Purchaser has received from or on behalf of Sellers and the Company certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Purchaser shall have no claim against Sellers, the Company or any of their respective Representatives or Affiliates with respect thereto. Purchaser acknowledges and agrees that Sellers make no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions).

6.12    No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI (AND IN ANY OTHER COLLATERAL AGREEMENT), NONE OF PURCHASER OR ANY OF ITS EQUITYHOLDERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY. NOTHING IN THIS SECTION 6.12 WILL LIMIT ANY PERSON’S LIABILITY FOR FRAUD.

ARTICLE VII
COVENANTS

7.01      Interim Operations.

(a)    Between the Execution Date and the Closing Date or the earlier termination of this Agreement in accordance with Article IX (the “Interim Period”), except (y) as set forth on Section 7.01 of the Disclosure Schedule or (z) as otherwise expressly contemplated or required by this Agreement, unless Purchaser has previously expressly consented in writing or to the extent required by Applicable Law, each Seller will, and will cause the Company and GSC to, (i) conduct its operations in the ordinary course of business and in accordance with Applicable Law, (ii) use commercially reasonably efforts to preserve and maintain the current business, assets, properties, organization and goodwill of the Company and GSC, (iii) maintain books, accounts and records of the Company and GSC in accordance with past practice, and (iv) use commercially reasonable efforts to preserve and maintain the present relationships with customers, suppliers, Governmental Entities, lenders and others having business dealings with the Company and/or GSC.

(b)    Without limiting the foregoing, during the Interim Period, except (y) as set forth on Section 7.01 of the Disclosure Schedule or (z) as otherwise expressly contemplated or required by this Agreement, unless Purchaser has previously expressly consented in writing or to the extent required by Applicable Law, Sellers shall not, and shall cause the Company and GSC not to, do any of the following:

(i)     make any amendment, modification, change to the Organizational Documents of the Company or GSC (or waive compliance with any material provision thereof);

(ii)    (A) authorize, issue, pledge, suffer any new security interests on, assign, transfer, or sell any Equity Securities of the Company or GSC or other rights to purchase or otherwise acquire for any such Equity Securities of the Company or GSC or (B) split, combine, redeem, recapitalize, reclassify or subdivide any Equity Securities of the Company or GSC or make any commitments to do any of the foregoing with respect to any Equity Securities;

(iii)    sell, assign, transfer, license (other than granting non-exclusive licenses to customers (including retailers and distributors) in the ordinary course of business), sublicense, abandon, allow to lapse or expire, or otherwise dispose of, or fail to enforce, maintain, or protect any material Company Intellectual Property or amended or modified in any material respect any existing Contract or rights with respect to any material Company Intellectual Property;

(iv)   (A) merge or consolidate with any other Person, (B) acquire any Equity Securities, business, line of business, other business organization or division thereof, or all or substantially all of the assets, of another Person, in a single transaction or a series of related transactions; (C) make any investment in any other Person or business; (D) enter into any joint venture, partnership or similar venture with any Person (E) restructure, reorganize or adopt a plan or agreement of liquidation, dissolution, merger, consolidation or other reorganization, or (F) dispose of, lease, transfer, surrender, abandon, waive, lapse, or release any asset, right, claim, debt or property, tangible or intangible of the Company or GSC which is material to the business as a whole;

(v)    amend or modify in any material respect (excluding payment terms that are modified in the ordinary course of business), cancel, terminate or initiate the termination of, or waive or assign any material right, claim or benefit under, any Material Contract (excluding any related purchase order in the ordinary course of business) or enter into a Contract which, had it been entered into prior to the Execution Date, would have been a Material Contract;

(vi)   (A) accelerate the collection of or discount of accounts receivable, (B) delay the payment of accounts payable or accrued expenses, (C) delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, in a manner that is inconsistent with the Company’s and GSC’s past practice, or (D) take any action or fail to take any action that has or had, or would reasonably be expected to have, the effect of accelerating to the period prior to the Closing, sales to customers or others that would reasonably be expected to occur after the Closing in the ordinary course of business;

(vii)    grant or announce any new award of, increase the amount of, or accelerate of the timing of funding, payment or vesting of, any cash, equity or equity-based incentive, severance, change in control, retention, transaction or other bonus, salary, or other compensation or benefit of any current or former employee, officer, director, or other individual service provider of the Company or GSC other than as required by Applicable Law, any existing agreement in effect as of the Execution Date and set forth on Section 5.15(a) of the Disclosure Schedule, or the existing terms of any Company Benefit Plan in effect as of the Execution Date and set forth on Section 5.15(a) of the Disclosure Schedule;

(viii)   other than as required by Applicable Law, enter into, establish, adopt, terminate, amend or modify any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect as of the Execution Date;

(ix)   (A) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with any individual, or (B) terminate, other than for cause, the employment or service of any current or former employee, officer, director or other service provider;

(x)    (A) modify, extend, negotiate, terminate or enter into any collective bargaining agreement or other Contract with any labor organization, union, works council, employee representative body or similar organization or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company;

(xi)    implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the WARN Act;

(xii)   waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company;

(xiii)   (A) make (outside the ordinary course of business), change or rescind any election relating to Taxes; (B) adopt, change or revoke any material method of Tax accounting, except as required by GAAP; (C) settle or compromise any U.S. federal, state or local or non-U.S. Tax liability, claim, dispute or assessment; (D) amend any Tax Return; (E) enter into any closing agreement or similar agreement with any Taxing Authority; (F) waive or consent to an extension of a statute of limitations period applicable to any Tax claim, assessment or deficiency; (G) fail to pay any Tax when due and payable or otherwise incur any penalties or interest in respect of any Tax; or (H) surrender any right to claim a material Tax refund or surrender any other Tax asset;

(xiv)   except to the extent necessary in connection with the filing of the Preliminary Proxy Statement or the Definitive Proxy Statement, make any material change to the accounting methods, principles or practices of the Company or GSC, except as may be required by this Agreement, GAAP or changes in Applicable Law;

(xv)    (A) other than draws on the Company’s current line of credit, issue, create, incur, assume, guarantee, endorse, refinance or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness for borrowed money, (B) cancel, compromise or modify, in any material respects, the terms of any material indebtedness or (C) make any investments in or loans to or enter into or modify any Contract with any Related Party;

(xvi)   subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, (A) any of the material properties or material assets owned, used or occupied by the Company, other than a Permitted Lien or (B) the Equity Securities of the Company or GSC, other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations;

(xvii)    settle or compromise any pending or threatened Proceeding against the Company or GSC (or for which the Company or GSC would be financially responsible), whether or not commenced prior to the Execution Date, other than settlements of any pending or threatened Proceeding in the ordinary course of business providing solely for payment of amounts less than $200,000 in cash individually, or $250,000 in the aggregate (net of any amounts covered by insurance); provided, that no settlement of any pending or threatened Proceeding may involve any injunctive or equitable relief, or impose material restrictions on the Company or GSC, or admit wrongdoing, or be with respect to a criminal matter;

(xviii)   enter into any commitment for capital expenditures of the Company or GSC in excess of $50,000 in the aggregate;

(xix)    enter into any agreement or arrangement that would purport to bind or impose a restrictive covenant on (other than customary confidentiality obligations), or otherwise materially limit the operations of, Purchaser or any of its Affiliates following the consummation of the Closing (including the Company and/or GSC);

(xx)    except to a Person that is subject to confidentiality, non-disclosure and non-use obligations in favor of the Company, divulge, furnish to or make accessible, or subject to any obligation to divulge, furnish or make accessible, any Trade Secrets of the Company to any Person;

(xxi)    cause or allow any Permit to be cancelled, revoked, terminated, or suspended; or

(xxii)   agree to take any of the actions described in clauses (i) through (xxi) above.

7.02    Access and Information. During the Interim Period, to the extent reasonably requested by Purchaser, subject to any Applicable Law, upon reasonable prior notice and under reasonable circumstances, Sellers shall at Purchaser’s sole cost and expense (except as otherwise set forth in this Agreement and assuming such costs and expenses are reasonable) (a) afford Purchaser and its Representatives reasonable access to the properties, books, data, files, information and records of the Company and GSC (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters), (b) furnish Purchaser and its Representatives with copies of all such Contracts, books and records and other existing documents and data as Purchaser and/or its Representatives may reasonably request; (c) make available during normal business hours to Purchaser and/or its Representatives the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Purchaser may reasonably request; and (d) furnish to Purchaser such additional financial and other information regarding the Company and GSC as Purchaser may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters that are reasonably available to the Company); provided, however, that such access shall not extend to any information that (i) is subject to applicable privileges (including the attorney-client privilege) or (ii) which may not be disclosed pursuant to Applicable Law or contractual confidentiality obligations (provided, Sellers shall inform Purchaser of the general nature of the document or information being withheld and use commercially reasonable efforts to allow for such access or disclosure in a manner that does not reasonably likely violate any Applicable Law, or contractual confidentiality obligations or result in the loss of such privilege); provided, further, that such access or request shall not unreasonably interfere with the business or operations of Sellers or any of their respective Affiliates; provided, further that, Purchaser will not be entitled to access to any documents, materials, communications, analyses, and other information relating to offers, indications of interest or bids received from others in connection with the Contemplated Transactions. All requests for information made pursuant to this Section 7.02 shall be directed to the Seller Representative, and Purchaser shall not directly or indirectly contact any Representative of Sellers, the Company, GSC or any of their respective Affiliates without the prior approval of such designated Person or Persons. Purchaser further agrees to comply fully with all rules, regulations and instructions issued by Sellers, the Company, GSC and their respective Affiliates or other Persons in respect of Purchaser’s or its Representatives’ actions while upon, entering or leaving any properties of Sellers or the Company.

7.03    No Shop. During the Interim Period, each Seller shall, and shall cause the Company and GSC not to, and shall cause their respective Affiliates and its and their Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, undertake, authorize, propose, enter into or encourage the submission of any proposal or offer from any Person (other than Purchaser and its Affiliates and Representatives) relating to the acquisition of the Purchased Securities or any portion of the business, properties or assets of the Company (including any acquisition structured as a merger, consolidation, joint venture, stock exchange or other transaction) or similar transactions involving the Company with any Person (each, an “Acquisition Proposal”), (b) recommend for approval or authorize the entry of, or enter into or propose to enter into, any agreement with respect to any Acquisition Proposal or enter into any agreement requiring Sellers, the Company or GSC to abandon, terminate or fail to consummate the Contemplated Transactions; or (c) engage, initiate or participate in any way in any negotiations or discussions with, or furnish or cause to be furnished to any Person (other than Purchaser and its Affiliates and Representatives) any information with respect to the business, operations, properties or assets of the Company for the purpose of encouraging or soliciting an Acquisition Proposal or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to pursue any Acquisition Proposal. The Seller Representative (on behalf of Sellers) shall instruct William Hood & Company, LLC and its other Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser and Affiliates and Representatives) conducted heretofore with respect to any Acquisition Proposal. Without limitation of the foregoing, prior to the Closing, each Seller, the Company and GSC shall request the return or destruction of any confidential information shared in connection with such discussions or negotiations (subject to any exceptions set forth in the applicable non-disclosure or confidentiality agreement) and terminate access to any data rooms by such Persons and their Representatives (other than Purchaser or an Affiliate or Representative of Purchaser).

7.04     Publicity. Purchaser and the Seller Representative shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and none of the Parties shall issue any such press release or make any such public statement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law, including the Applicable Law of any United States or foreign securities exchange, in which case the Party proposing to issue such press release or make such public statement shall use its commercially reasonable efforts, consistent with such Applicable Law or securities exchange rules, to consult with the other Party with respect to the text thereof prior to making such press release or public statement. Notwithstanding anything set forth in this Agreement to the contrary, Sellers and their Affiliates may notify their investors, if applicable, of the financial terms of the Contemplated Transactions.

7.05    Employees. In the event Purchaser or its Affiliates cause the Company to fail to retain a sufficient number of employees, or fail to provide sufficient compensation and benefits, or effectuate terminations or layoffs after the Closing, in each case such that there is deemed to be an employment loss or layoff triggering notice requirements and/or liability under the WARN Act, Purchaser shall be responsible for all liabilities and obligations arising under or pursuant to the WARN Act, including any and all damages, fines, penalties, attorneys’ fees and costs thereunder. Purchaser’s liability under this provision includes employees terminated by the Company prior to the Closing Date who become entitled to WARN Act notice through aggregation with employees who suffer an employment loss or layoff on the Closing Date or thereafter. Purchaser and its Affiliates shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of employees arising on and after the Closing Date. For purposes of this provision, the “WARN Act” means Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and the regulations promulgated thereunder, as well as any state or local Applicable Law of similar effect.

7.06      D&O Tail Policy; Indemnification.

(a)    Prior to the Closing, the Company shall purchase a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy and/or fiduciary liability insurance policy (the “D&O Tail Policy”), to be effective as of the Closing, providing for a claims period of six (6) years after the Closing, with at least the same coverage and amount, and containing terms and conditions that are not less advantageous to, each Person who is now, or has been at any time prior to the Closing Date, an officer or director of the company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the Contemplated Transactions). The Company shall pay 100% of the cost of the D&O Tail Policy and such costs, to the extent not paid prior to Closing, shall be included in the determination of Seller Transaction Expenses.

(b)    For a period of six years after the Closing Date, the Company will, and Purchaser shall cause GSC and the Company, as applicable, to, (a) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all past and present directors, officers, employees, and agents of GSC and the Company (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the Closing Date by GSC and the Company pursuant to the Organizational Documents of each of them and written indemnification agreements, in each case, as provided to Purchaser prior to the Execution Date and in existence on the Execution Date, with any managers, officers, and employees of GSC and the Company, as applicable, and to the fullest extent permitted by Applicable Law, in each case, for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions); and (b) to the extent permitted by Applicable Law, include and cause to be maintained in effect in the Organizational Documents of GSC and the Company, as applicable, for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors, and employees and advancement of expenses contained in the Organizational Documents of GSC and the Company, as applicable. Except as required by Applicable Law, the obligations of Purchaser and the Company following the Closing under this Section 7.06(b) shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.06(b) applies without the consent of such affected director or officer. In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall assume the obligations of this Section 7.06(b).

7.07     Change of Control Payments. Purchaser shall use commercially reasonable efforts to cause the Payroll Company to complete a special payroll on the Closing Date or within five (5) Business Days thereafter for the purposes of delivering the Change of Control Payments to the employees of the Company entitled to receive a Change of Control Payment and identified in the Estimated Closing Statement. Without limiting the generality of the foregoing, (a) Purchaser shall, and shall cause the Company and their respective Representatives to, provide any information or assistance reasonably requested by the Payroll Company in connection with the distribution of the Change of Control Payments, and (b) in no event shall Purchaser, its Affiliates or any of their respective Representatives interfere with, prevent or seek to prevent, the payment of the Change of Control Payments by the Payroll Company. Purchaser and the Company shall have no obligation to make any payment or withhold any amount with respect to any Change of Control Payment except as set forth on the Estimated Closing Statement and funded in connection with the Closing pursuant to Section 3.02(a)(ii) and in compliance with this Section 7.07, and Sellers shall indemnify and hold harmless the Company against any claim or liability for any Change of Control Payment not so paid in connection with the Closing to the extent arising from pre-Closing arrangements or obligations.

7.08      Tax Matters.

(a)    Sellers shall prepare and file, or cause to be prepared and filed, when due all Tax Returns required to be filed by GSC and the Company prior to the Closing Date, and state and federal income Tax Returns of GSC and the Company for the income Tax periods ending on the Closing Date (“Pre-Closing Returns”), and shall timely pay any and all Taxes shown due on such returns except to the extent such Taxes were included in the Closing Indebtedness. All such Pre-Closing Returns shall be prepared in a manner consistent with prior practice. Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of GSC and the Company other than Pre-Closing Returns. With respect to Tax Returns which are required to be prepared and filed by Sellers after the Closing Date and which relate to Pre-Closing Tax Periods, Sellers shall deliver to Purchaser copies of all such Tax Returns no later than 30 days prior to the due date (including extensions validly obtained), and shall not file any such Tax Returns without first obtaining the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. With respect to income Tax Returns which are required to be prepared and filed by Purchaser after the Closing Date and which relate to Pre-Closing Tax Periods (including Straddle Periods), Purchaser shall deliver to the Seller Representative copies of all such Tax Returns no later than 30 days prior to the due date (including extensions validly obtained), and shall not file any such Tax Returns without first obtaining the prior written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed.

(b)    Other than any credit or other commercial agreement entered into in the ordinary course of business, the principal purpose of which is not the allocation of Taxes, all Tax Sharing Agreements or similar agreements with respect to or involving GSC or the Company shall be terminated as of the Closing Date and, from and after the Closing Date, neither Sellers, GSC nor the Company shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.

(c)    If GSC or the Company is permitted but not required under applicable state or local income Tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period. To the extent permitted by Applicable Law, Purchaser will take all actions necessary and appropriate to cause the end of the income Tax year for GSC that began on January 1, 2025 to occur on the Closing Date (by causing GSC to become a part of the consolidated income Tax filing group of Purchaser).

(d)    In the case of Taxes arising in any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based upon the income, sales, margins or receipts and any other similar Taxes, attributable to the portion of the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of property, ad valorem or similar Taxes attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period. Tax deductions of GSC and the Company (including those attributable to depreciation, amortization, capitalized fees, interest and original issue discount) (the “Transaction Tax Deductions”), which arise out of or relate to the following shall be allocated to Pre-Closing Tax Periods to the extent permitted by Applicable Law on a more-likely-than-not basis and shall be reflected on the Pre-Closing Return of GSC or the Company, as applicable, consistent with Treasury Regulation 1.1502-76(b)(2)(vi) and Proposed Treasury Regulation 1.706-1(c)(2)(iii): (i) payment or accrual of any Seller Transaction Expenses and Change of Control Payments, and (ii) payment of any Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or around the Closing Date. No Party shall apply, or allow GSC to apply, the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) in connection with Transaction Tax Deductions. Unless otherwise requested by the Seller Representative, the Parties shall cause the Company or GSC, as applicable, to make the election permitted in Revenue Procedure 2011-29, to treat 70% of any success-based fees that were paid or accrued by or on behalf of the Company or GSC in connection with the Contemplated Transactions as an amount that did not facilitate the Contemplated Transactions and therefore as deductible in a Pre-Closing Tax Period for federal income Tax purposes. No Party shall permit any election to be made under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. law) to ratably allocate items incurred by GSC. For purposes of allocating the items of income, gain, loss, deduction and credit of the Company for the Tax year that includes the Closing Date, the income, gain, loss, deduction and credit to be reported on the Pre-Closing Return of GSC will be determined based upon a hypothetical closing of the books as of the Closing Date, consistent with Treasury Regulation 1.1502-76(b)(2)(vi)(A).

(e)    After the Closing, Sellers and Purchaser shall cooperate and shall cause their respective Affiliates to cooperate with GSC and the Company, and with each other, in connection with the preparation of any Tax Return, any refund claim or any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of GSC or the Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of GSC, the Company and their respective auditors, but excluding records and information that are protected by recognized professional privilege, related to Pre-Closing Tax Periods of GSC and the Company, which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy. For the avoidance of doubt, Sellers shall cooperate and provide information to Purchaser regarding the origination, the amounts, character, and expiration periods of GSC’s net operating loss carryforwards for state income Tax purposes and any limitations applicable thereto, and identify whether such amounts arise on a separate-company, combined, consolidated, or unitary basis, as applicable.

(f)    If, after the Closing Date, GSC, the Company, Purchaser or Sellers receives any document with respect to the Tax matters of GSC or the Company that could affect the other Parties, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven calendar days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by Applicable Law.

(g)    After the Closing Date, the Seller Representative shall have the right to (i) control, at its expense (on behalf of Sellers), any Tax Controversies that solely relate to any Taxes of GSC or the Company attributable to a Pre-Closing Tax Period for which Sellers or their direct or indirect equity owners will fully bear the liability associated with such Tax Controversies (including under pursuant to this Agreement), (ii) employ counsel and other advisors of their choice at their expense and to control the conduct of such Tax Controversy, including settlement or other disposition thereof; provided, however, that Sellers shall timely notify Purchaser of any material actions or developments in connection with any such Tax Controversy, Purchaser shall have the right to participate in (but not control) any such Tax Controversy at Purchaser’s own expense and Sellers shall not settle or conclude any such Tax Controversy without the consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall control all other Tax Controversies, including any Tax Controversy with respect to Taxes for a Straddle Period of GSC or the Company, provided that Purchaser shall pay for the expenses of Purchaser to the extent that such Tax Controversy relates to a Pre-Closing Tax Period, Purchaser shall timely notify Sellers Representative of any material actions or developments in any such Tax Controversy, Sellers shall have the right to participate in (but not control) any such Tax Controversy at their own expense and Purchaser shall not settle or conclude any such Tax Controversy without the consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed.

(h)    All refunds of Taxes of GSC or the Company (including with respect to any over-payment of estimated Taxes) for any Pre-Closing Tax Period (or of Taxes relating to the portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 7.08(d)) (to the extent such refund is in the form of cash actually received or a credit in lieu Taxes otherwise payable) and net of (i) any costs expended by Purchaser related to obtaining such refunds and (ii) any amounts already taken into account in the calculation of the Estimated Net Purchase Price shall be paid by Purchaser to Sellers in a timely manner. Purchaser shall cooperate with the Seller Representative, at Sellers’ sole expense in the filing of any claim for a refund of Taxes to which Sellers are entitled pursuant to this Agreement. To the extent that Purchaser, its Affiliates, GSC or the Company realizes a refund that is the property of Sellers within two (2) years following the Closing Date, Purchaser shall pay the amount of such refund (and any interest received from the applicable Taxing Authority) to Encore by wire transfer of immediately available funds. Notwithstanding the foregoing, Purchaser shall not be required to pay any amount to Sellers with respect to a Tax refund pursuant to this Section 7.08(h) to the extent such refund is attributable to the carrying back of any net operating loss deduction or similar Tax attribute that was realized in a taxable period or portion thereof beginning after the Closing Date. To the extent that GSC has paid estimated income Taxes for any Pre-Closing Tax Period and the amount of the estimated income Taxes that were paid with respect to such Pre-Closing Tax Period exceeds the amount of the estimated income Tax liability with respect to such Pre-Closing Tax Period (taking into account the Transaction Tax Deductions), at the Seller Representative’s request and Sellers’ sole expense, Purchaser shall prepare or cause to be prepared, and cause to be filed and prosecuted on behalf of GSC, IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with any other IRS forms as may be reasonably necessary (including IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More)) and any analogous application for a state refund of an overpayment of estimated state income Taxes with respect to such Pre-Closing Tax Period of GSC. For the avoidance of doubt, no Tax refunds, credits, offsets, reductions in Tax or other Tax benefits arising from or attributable to any taxable period (or portion thereof) beginning after the Closing Date, including any carrybacks of losses, credits or other Tax attributes originating in any such period, shall be for the account of, or payable or otherwise available to, any Seller, and Purchaser shall be entitled to retain the same. The only amounts payable to Sellers under this Section 7.08(h) shall be limited to cash refunds of Taxes that (i) relate to a Pre‑Closing Tax Period (or the pre‑Closing portion of a Straddle Period), (ii) are attributable solely to overpayments or other prepaid Taxes (including estimated Tax payments and withholding) actually made by or on behalf of GSC or the Company prior to the Closing, and (iii) were not taken into account in the calculation of the Estimated Net Purchase Price. For the avoidance of doubt, no refund, credit or other Tax benefit attributable to post‑Closing losses, credits or other Tax attributes (including any carrybacks thereof), shall be payable to the Sellers under this Section 7.08(h). Any amounts payable to the Sellers pursuant to this Section 7.08(h) shall be net of any reasonable costs and expenses incurred in obtaining such refund and any Taxes imposed with respect thereto.

(i)    Purchaser shall not, in each case without the prior written consent of the Seller Representative, take any of the following actions if such action could reasonably be expected to have an adverse impact on Sellers’ Tax liability: (i) amend or permit the amendment of any Tax Return of GSC or the Company for a Pre-Closing Tax Period or Straddle Period, (ii) waive or permit to be waived any limitations period with respect to such Tax Returns, (iii) make or permit to be made any Tax election with respect to GSC or the Company that has retroactive effect to any Pre-Closing Tax Period or Straddle Period (including, without limitation, an election to carry back any net operating or other losses of GSC or any of its Affiliates to any Pre-Closing Tax Period), or (iv) take any action outside of the ordinary course of business on the Closing Date that could reasonably be expected to increase the Tax liability of Sellers.

(j)    No Party to this Agreement shall make any election under Code Section 336 or Code Section 338 with respect to the Contemplated Transactions.

(k)    The Company shall have in effect, or shall timely make, a valid election under Section 754 of the Code for the taxable year that includes the Closing Date and shall not revoke such election for any subsequent taxable year without Purchaser’s prior written consent. Sellers shall cause the Company to execute and file any statements or other documents required to make or maintain such election. To the extent available under Applicable Law, the Company shall make, maintain, and not revoke any analogous state, local, or non‑U.S. elections that permit adjustments to the basis of the Company’s property corresponding to adjustments under Sections 743(b), 734(b), and 732(d) of the Code.

(l)    With respect to (i) any taxable year of the Company ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date, the Company, acting through its “partnership representative” (within the meaning of Section 6223 of the Code) and any “designated individual,” shall make an election under Section 6226 of the Code (and any similar or analogous election available under Applicable Law) to cause any partnership adjustments for such periods to be taken into account, and any resulting Tax, interest and penalties to be paid, by the Persons that were partners of the Company for the “reviewed year,” rather than by the Company (a “Push-Out Election”). The Company shall take all actions and file all statements required to effectuate a valid Push-Out Election, including furnishing the statements described in Section 6226(a)(2) of the Code (and any analogous statements under Applicable Law) to the reviewed-year partners within the period prescribed by Applicable Law.

7.09      Expenses; Transfer Taxes.

(a)    Except as otherwise specifically provided herein, all transaction expenses shall be paid by the Party incurring such expense; provided, however, that (i) the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.04(c)(iii), (ii) the fees and expenses of the Escrow Agent shall be borne by Purchaser, (iii) the R&W Insurance Costs shall be borne by Purchaser, and (iv) the Public Company Accounting Expenses shall be borne by Purchaser up to an aggregate amount not to exceed the Public Company Accounting Expenses Cap, whether or not the Contemplated Transactions are consummated, unless this Agreement is terminated in accordance with Section 9.01(b); provided that any Public Company Accounting Expenses in excess of the Public Company Accounting Expenses Cap to be borne by Seller shall be treated as Seller Transaction Expenses hereunder.

(b)    Any sales or transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses (“Transfer Taxes”) incurred by Sellers or any other party in connection with the Contemplated Transactions shall be borne 100% by Sellers. Purchaser shall, at Sellers’ expense, file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and Sellers shall cooperate in filing such Tax Returns if required under Applicable Law.

7.10     Cash on Hand. Prior to Closing, Sellers shall be permitted to cause the Company to (a) make a distribution to the members of the Company from cash on hand and (b) use cash on hand to pay the Seller Transaction Expenses, Change of Control Payments and Indebtedness of the Company; provided, that Sellers shall cause the Company to maintain at least $250,000 of cash on hand at the Closing to operate the business in the ordinary course, which amount shall be included in the Estimated Closing Cash Amount and the Final Closing Cash Amount (subject to the applicable definitions thereof).

7.11      Release.

(a)    From and after, and expressly conditioned upon, the Closing, Purchaser and its subsidiaries (including, following the Closing, the Company and GSC), Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Purchaser Releasing Party”), each on behalf of itself and each of the Purchaser Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges each Seller and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, in each case, in solely in its capacity as such (collectively, the “Seller Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, Judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Purchaser Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of, or resulting from or relating to any Seller Released Party in its capacity as a direct or indirect owner of the Purchased Securities prior to the Closing or any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Sellers or their direct or indirect equity holders set forth or contained in this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing) (each, a “Purchaser Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Purchaser Released Claim against the Seller Released Parties or any of them; provided, that, for the avoidance of doubt, nothing contained in this Section 7.11(a) shall be construed or limit or release of liability with respect to, or otherwise as a waiver by such Person of: (i) any claim in respect of a Seller Released Party’s Fraud, (ii) any breach of any covenant, agreement or undertaking in this Agreement or any Collateral Agreement of such Seller Released Party that by its terms is required to be performed or compiled with, in whole or in part, after the Closing or (iii) Purchaser’s ability to rely on the express representations and warranties in this Agreement and the Collateral Agreements for purposes of enforcement of its rights, remedies or recourse under the R&W Insurance Policy (and Purchaser Released Claims shall not include any Proceeding or liability related to or arising out of the foregoing clauses (i) – (iii)). Purchaser, on behalf of itself and the other Purchaser Releasing Parties, acknowledges that Sellers will be relying on the waiver and release provided in this Section 7.11(a) in connection with entering into this Agreement and that this Section 7.11(a) is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 7.11(a). Notwithstanding anything to the foregoing, the Purchaser Releasing Parties shall not be deemed to have released any claim, defense, fact or circumstance, which Purchaser reasonably determines after the Closing is reasonably necessary or desirable to defend against any Proceeding brought by any director, officer, employee, contractor, or agent or to prosecute any Proceeding against any director officer, employee, contractor or agent relating to the work such individual performed for the Company prior to the Closing.

(b)    From and after, and expressly conditioned upon, the Closing, Sellers and their respective subsidiaries, Affiliates, successors and assigns, and their respective officers, directors, managers, partners, equityholders, employees, representatives and agents (each, a “Seller Releasing Party”), each on behalf of itself and each of the Seller Releasing Parties, hereby unconditionally and irrevocably and forever releases and discharges Purchaser, the Company, GSC and their respective successors and assigns, any of their respective Affiliates, and any past, present or future directors, managers, officers, employees, agents, investment bankers, advisors, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, in each case, in solely in its capacity as such (collectively, the “Purchaser Released Parties”) of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all claims and Proceedings, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, Judgments, extents, executions, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, primary or secondary, at law or in equity that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Purchaser Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing (including in respect of the management or operation of the Company) (each, a “Seller Released Claim”) and agrees not to bring or threaten to bring or otherwise join in any Seller Released Claim against the Purchaser Released Parties or any of them; provided, that, for the avoidance of doubt, nothing contained in this Section 7.11(b) shall be construed as a waiver by such Person of (i) any of such Person’s rights under this Agreement or any Collateral Agreement, (ii) any claim in respect of a Purchaser Released Party’s Fraud, (iii) any breach of any covenant, agreement or undertaking of such Purchaser Released Party that by its terms is required to be performed or compiled with, in whole or in part, after the Closing, (iv) rights to any unpaid ordinary course employment compensation due to such Seller Releasing Party, (v) the vested rights under any Company Benefit Plans due to such Seller Releasing Party, and (vi) any rights to indemnification as a result of such Seller Releasing Party’s service as an officer, manager or director of the Company pursuant to (x) the Organizational Documents of the Company, and (y) Applicable Law and (z) any directors’ and officers’ liability or similar insurance policy maintained by the Company. Each Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that Purchaser will be relying on the waiver and release provided in this Section 7.11(b) in connection with entering into this Agreement and that this Section 7.11(b) is intended for the benefit of, and to grant third party beneficiary rights to each Purchaser Released Party to enforce this Section 7.11(b).

7.12    Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute any documents, instruments or conveyance of any kind that may be reasonably requested by any other Party to carry out any of the Contemplated Transactions.

7.13      Restrictive Covenants.

(a)    For a period of three (3) years from and after the Closing Date, Encore shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, hire or solicit the employment or engagement (whether as an employee, consultant, or otherwise) of, or attempt to recruit for employment or engagement any individual employed by the Company or who was employed by the Company during the previous three (3) months prior to such hiring, solicitation or attempt to recruit; provided, however, that, notwithstanding the foregoing, Encore shall not be in violation or breach of this Section 7.13(a) for (i) hiring or soliciting for hire any individual that was employed by the Company prior to the Closing and was terminated by the Company, Purchaser or any of their respective Affiliates, or (ii) the placement of general advertisements for open positions not specifically targeted at any individual employed by the Company (such as general newspaper or internet advertisements for open positions) and thereafter hiring any individual responding thereto.

(b)    From and after the Closing Date, each Seller shall not and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company, or use any confidential or proprietary information of the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters (“Confidential Information”) for any purpose other than as expressly permitted under this Agreement. Each Seller shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by Applicable Law; provided, that in the event disclosure is required by Applicable Law, such Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.

(c)    The covenants and undertakings contained in this Section 7.13 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.13 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.13 will be inadequate. Therefore, Purchaser will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.13 without the necessity of proving actual damages or posting any bond whatsoever; provided, however, that if a bond is required by Applicable Law, the Parties agree that a bond in the amount of $100 shall be sufficient and adequate. The rights and remedies provided by this Section 7.13 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(d)    The Parties agree that, if any court of competent jurisdiction in a final nonappealable Judgment determines that a specified time period or any other relevant feature of this Section 7.13 is unreasonable, arbitrary or against public policy, then a lesser period of time or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party, and the Parties agree that such modification shall not affect the enforceability of the remainder of this Section 7.13. The Parties agree that the restricted periods set forth herein shall be tolled during any period of violation and shall resume only upon cessation of such violation. In the event of any breach of this Section 7.13, Encore shall reimburse Purchaser for all reasonable attorneys’ fees and costs incurred in enforcing this Section 7.13. Encore acknowledges that the restrictions in this Section 7.13 are reasonable in scope and duration and necessary to protect Purchaser’s legitimate business interests.

7.14     Consents. Prior to the Closing, Sellers shall use commercially reasonable efforts, and shall cause the Company to use commercially reasonable efforts to obtain prior to the Closing, any consents, and to give any notices to third parties to avoid the breach or termination of any Contract, in each case, as set forth on Schedule 3.02(b)(x); provided, that, in connection with seeking or obtaining any such consent or providing such notice, Sellers and the Company shall not, without Purchaser’s prior written consent: (i) incur, pay or agree to material out-of-pocket expenses or amounts that will be the liability of the Company, Purchaser or any of their respective Affiliates (excluding, for the avoidance of doubt Sellers) or (ii) offer to grant any accommodation or concession (financial or otherwise, including by modification or waiver of any Material Contract) that would be binding on the Company, Purchaser or any of their respective Affiliates. Sellers shall provide Purchaser with a copy of each notice or request for consent from any Person promptly following or concurrently with sending such notice or request to such Person.

7.15      Company Financial Statements.

(a)    The Company shall furnish to Purchaser as soon as practically possible after the Execution Date, a true and complete copy of the unaudited consolidated balance sheet of the Company as of September 30, 2025, and the related unaudited consolidated statements of income and members’ deficit and cash flows for the nine months then ended, together with all related notes thereto (the “Stub Period Financial Statements”).

(b)    From the Execution Date to the Closing Date, on or before the thirtieth (30th) day following the end of each fiscal quarter of the Company, the Company will make available to Purchaser any quarterly unaudited or fiscal year audited, as applicable, balance sheets and statements of income and members’ deficit and cash flows of the Company, on a consolidated basis prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes related thereto) and shall present fairly in all material respects the consolidated financial position, results of operations, loss, cash flows and members’ equity of the Company as of the dates thereof and for the periods covered thereby, except as disclosed therein.

(c)    From and after the Execution Date until Purchaser files a Current Report on Form 8-K with respect to the Contemplated Transactions to provide the information required under Items 2.01 and 9.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such filing and any amendments thereto, the “Closing Form 8-K”), and, in connection therewith, (i) the Stub Period Financial Statements, (ii) the Audited Financial Statements, (iii) if required, the audited balance sheet of the Company as of December 31, 2025, and related audited statements of income and members’ deficit and cash flows of the Company for the period then ended, together with the notes and report of Baker Tilly US, LLP with respect thereto (the “2025 Audited Financial Statements”) and (iv) any other audited or unaudited financial statements required to be included with the Closing Form 8-K (except as expressly set forth below):

(i)    the Company shall furnish as soon as practically possible, true and complete information about the Company or GSC and all financial information related thereto to Purchaser as Purchaser may reasonably request in connection with the preparation and filing of any filings Purchaser may be required to make with the SEC under Applicable Law or any other matters that includes information regarding the Company or GSC, including the Closing Form 8-K, the Preliminary Proxy Statement and the Definitive Proxy Statement (the “Required Purchaser Filings”). In connection with such cooperation, from and after the Execution Date, the Company shall provide to Purchaser and Purchaser’s auditors reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s officers, managers, employees, agents and Representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements; provided, however, that any such access shall be provided in such manner as not to interfere unreasonably with the conduct of the Company’s business or any other business or operations of the Company or any of its subsidiaries;

(ii)    At Purchaser’s request, the Company shall use commercially reasonable efforts to obtain the consents of Baker Tilly US, LLP to include the reports of Baker Tilly US, LLP with respect to the Audited Financial Statements and the 2025 Audited Financial Statements, if required, each dated as of the filing date of the applicable Required Purchaser Filing or such other date as reasonably requested by Purchaser. In addition, the Company will not object to the use of the foregoing financial statements in connection therewith;

(iii)    the Company shall reasonably cooperate with Purchaser to the extent necessary in connection with the filing of the Stub Period Financial Statements, the Audited Financial Statements, the 2025 Audited Financial Statements, pro forma financial information or any other audited or unaudited financial statements that are required to be included in the Closing Form 8-K.

7.16      Purchaser Stockholder Approval.

(a)    Purchaser shall, and shall cause its Representatives to, take all action necessary or appropriate, pursuant to and in accordance with Applicable Law (including the NRS), the rules of any applicable national securities exchange and the Organizational Documents of Purchaser, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining any and all approvals of the stockholders of Purchaser necessary to consummate the Contemplated Transactions and the Purchaser Stock Issuance (the “Purchaser Stockholder Approval,” and such meeting, the “Purchaser Stockholders Meeting”). Purchaser shall (i) as promptly as reasonably practicable after the date hereof, establish a valid record date for, and schedule, the Purchaser Stockholders Meeting, (ii) as promptly as reasonably practicable following completion of any SEC review of the Preliminary Proxy Statement, file and deliver to its stockholders the Definitive Proxy Statement and (iii) use its reasonable best efforts to cause the Purchaser Stockholders Meeting to be held as promptly as reasonably practicable thereafter and in any event on or before the earlier of (A) 45 days after mailing of the Definitive Proxy Statement and (B) three Business Days prior to the then‑scheduled Outside Date, subject, in each case, to Applicable Law and applicable notice requirements.

(b)    Purchaser shall include the Purchaser Board Recommendation in each of the Preliminary Proxy Statement and the Definitive Proxy Statement, and shall solicit from stockholders of Purchaser proxies in favor of the Purchaser Stockholder Approval. Purchaser shall use its reasonable best efforts to obtain the Purchaser Stockholder Approval, including by actively soliciting proxies, retaining and directing a nationally recognized proxy solicitation firm reasonably acceptable to the Seller Representative, and taking all other actions reasonably necessary or advisable to secure the vote of Purchaser’s stockholders required to obtain the Purchaser Stockholder Approval. Purchaser shall keep the Seller Representative reasonably informed on a current basis regarding proxy solicitation results and the expected vote tallies, and shall promptly provide, upon request, customary updates from its proxy solicitor.

(c)    Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall submit the Purchaser Stockholder Approval to a vote of its stockholders at the Purchaser Stockholders Meeting for the purpose of obtaining the Purchaser Stockholder Approval, whether or not the Purchaser Board has effected a Purchaser Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with its terms, and Purchaser shall not postpone, adjourn or otherwise delay the Purchaser Stockholders Meeting other than (A) to the extent necessary to ensure that any legally required supplement or amendment to the Definitive Proxy Statement is provided to Purchaser’s stockholders, or (B) if, as of the time for which the Purchaser Stockholders Meeting is scheduled, there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Purchaser Stockholders Meeting, or (C) if, as of such time, there are insufficient votes to obtain the Purchaser Stockholder Approval and Purchaser reasonably believes that an adjournment would result in obtaining the Purchaser Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, (1) all adjournments or postponements pursuant to the foregoing clauses (A) through (C) shall not, in the aggregate, delay the Purchaser Stockholders Meeting by more than 15 Business Days from the date for which the Purchaser Stockholders Meeting was previously scheduled and (2) Purchaser shall use its reasonable best efforts during any such adjournment or postponement to solicit additional proxies sufficient to obtain the Purchaser Stockholder Approval. It being understood that such Purchaser Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (A) and (B) exist, and such Purchaser Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (C) exist.

(d)    Purchaser shall not withdraw, qualify or modify the Purchaser Board Recommendation in a manner adverse to Sellers (a “Purchaser Adverse Recommendation Change”) except to the extent the Purchaser Board determines in good faith (after consultation with outside legal counsel qualified to practice law in the State of Nevada) that the failure to take such action would violate its fiduciary duties under the NRS; provided, however, that, prior to effecting any Purchaser Adverse Recommendation Change, Purchaser shall (i) provide the Seller Representative with at least three Business Days’ prior written notice of its intention to take such action (which notice shall describe in reasonable detail the basis for such action) and (ii) negotiate in good faith with the Seller Representative during such period to enable the Parties to consider any adjustments in response thereto; provided, further, that nothing herein shall relieve Purchaser of its obligation to submit the Purchaser Stockholder Approval to a vote of its stockholders in accordance with the preceding paragraph.

(e)    Purchaser shall not include in the agenda for the Purchaser Stockholders Meeting any proposals that would reasonably be expected to impede, interfere with or delay the Purchaser Stockholder Approval or the consummation of the Contemplated Transactions. Purchaser shall promptly notify the Seller Representative of (i) the receipt of any stockholder litigation, demand or other challenge relating to the Purchaser Stockholder Approval or the Definitive Proxy Statement and (ii) any communication from the SEC or other Governmental Entity relating to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Purchaser Stockholders Meeting, and Purchaser shall cooperate with the Seller Representative and use its reasonable best efforts to resolve any such matters.

(f)    The Parties agree to cooperate and use their reasonable best efforts to defend against and resolve any efforts by any of Purchaser’s stockholders or any other Person to prevent, delay or impeded the Purchaser Stockholder Approval from being obtained.

7.17      Proxy Statement.

(a)    Purchaser shall, as promptly as reasonably practicable following the Execution Date, prepare and file with the SEC, in connection with the Purchaser Stock Issuance and the Contemplated Transactions, a preliminary proxy statement of Purchaser relating to the Purchaser Stockholders Meeting, together with any amendments or supplements thereto necessary to complete the review of such preliminary proxy statement by the SEC (the “Preliminary Proxy Statement”). Purchaser shall be solely responsible for all filings with the SEC in respect of the Preliminary Proxy Statement and the definitive proxy statement (the “Definitive Proxy Statement”) and for compliance as to form and content with the Securities Act, the Exchange Act and applicable rules and regulations; provided that the Company shall cooperate as contemplated herein. The Parties shall cooperate in the preparation of the Preliminary Proxy Statement and the Definitive Proxy Statement and any related filings required by Applicable Law, and Purchaser shall provide to the Company and the Seller Representative, within a reasonable period in advance of any filing or mailing, a reasonable opportunity to review and comment on the portions of the Preliminary Proxy Statement and Definitive Proxy Statement that relate to the Company, Sellers or their respective Affiliates or that describe the Contemplated Transactions, and Purchaser shall consider in good faith and include all reasonable comments of the Company and the Seller Representative with respect to such portions. Purchaser shall disseminate the Definitive Proxy Statement to the holders of Purchaser’s common stock, par value $0.001 per share (“Purchaser Common Stock”), as promptly as reasonably practicable following completion of any review of the Preliminary Proxy Statement by the SEC. Purchaser shall promptly advise the Company of any material written or oral comments from the SEC or its staff with respect to the SEC’s review of the Preliminary Proxy Statement or the Definitive Proxy Statement and shall provide the Company and the Seller Representative with copies of all material correspondence with the SEC relating thereto, and Purchaser shall consult with the Company and the Seller Representative in responding to any such comments and shall consider in good faith and include the Company’s and the Seller Representative’s reasonable comments in any responses or amendments. The Company shall furnish, or cause to be furnished, to Purchaser, as promptly as reasonably practicable upon request, all information concerning the Company as may be reasonably requested by Purchaser or required by Applicable Law for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement and any necessary amendments or supplements thereto; provided, however, except as required by Applicable Law, that the Company shall not be required to provide information that is subject to attorney-client privilege, work-product protection or applicable confidentiality restrictions, in which case the Parties shall use commercially reasonable efforts to provide such information in a manner that does not waive such privilege or violate such restriction. Information provided by the Company may be used by Purchaser solely for purposes of the Preliminary Proxy Statement, the Definitive Proxy Statement and other filings required by Applicable Law in connection with the Contemplated Transactions.

(b)    The Parties each agree, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates or its Representatives for inclusion or incorporation by reference in the Preliminary Proxy Statement or the Definitive Proxy Statement will, at the time of filing of the Preliminary Proxy Statement, the time of mailing of the Definitive Proxy Statement date it is first mailed to stockholders of Purchaser, or the time of the Purchaser Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser shall cause the Preliminary Proxy Statement and the Definitive Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, that no representation is made by Purchaser with respect to statements included or incorporated by reference therein that are based on information supplied by or prepared at the direction of the Company specifically for inclusion or incorporation by reference therein, and no representation is made by the Company or Sellers with respect to statements included or incorporated by reference therein that are not based upon information supplied by, reviewed by or prepared at the direction of the Company or Sellers specifically for inclusion or incorporation by reference therein.

(c)    If, at any time prior to the Purchaser Stockholders Meeting, any information relating to the Company, Purchaser, or any of their respective Affiliates, officers or directors, should be discovered by the Company, on the one hand, or Purchaser, on the other hand, that should be set forth in an amendment or supplement to the Preliminary Proxy Statement or the Definitive Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and Purchaser shall, after consulting with the Company and considering in good faith the Company’s reasonable comments, promptly prepare and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Applicable Law, disseminate such amendment or supplement to Purchaser’s stockholders. Without limiting the foregoing, except as required by Applicable Law, Purchaser shall not file or mail any portion of any amendment or supplement that relates to the Company, Sellers or the Contemplated Transactions (other than immaterial or ministerial changes) without first providing the Company and the Seller Representative a reasonable opportunity to review and comment thereon, and Purchaser shall consider in good faith and include the Company’s and the Seller Representative’s reasonable comments with respect to such portions.

(d)    For the avoidance of doubt, Purchaser shall be responsible for all filing fees in connection with the Preliminary Proxy Statement and the Definitive Proxy Statement. Nothing in this Section 7.17 shall require the Company or Sellers to agree to any disclosure that conflicts with the terms of this Agreement or any Collateral Agreement, or to disclose information not in its possession or control.

7.18      R&W Insurance Policy. Simultaneous with the execution and delivery of this Agreement, Purchaser has delivered to the Seller Representative an accurate and complete copy of the Binder for Primary Buyer-Side Representations and Warranties Insurance, by and between Purchaser and DUAL Transactional Risk, reflecting the binding of coverage for the R&W Insurance Policy effective as of the Execution Date. After the Execution Date, Purchaser agrees that it will not terminate, amend or modify the terms of the R&W Insurance Policy in a manner adverse to Sellers without the Seller Representative’s prior written consent.

7.19      Financing.

(a)    From and after the Execution Date until the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Purchaser Stock Issuance on the terms and conditions set forth in the Nexus Investment Agreement, (ii) maintain in effect the Nexus Investment Agreement, satisfy on a timely basis all conditions to the Purchaser Stock Issuance that are within Purchaser’s control, and not permit any amendment, supplement, termination, replacement or modification of the Nexus Investment Agreement that would reasonably be expected to (A) reduce the aggregate amount of the financing provided by Nexus, (B) impose new or more onerous conditions to the funding thereof, (C) otherwise be adverse to Sellers in any material respect, or (D) impede, hinder or delay the Closing, in each case without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), (iii) obtain, as promptly as practicable, all approvals, consents, exemptive or no‑action relief, and authorizations of any Governmental Entity and any stock exchange or market on which Purchaser’s securities are listed that are required for the consummation of the Purchaser Stock Issuance (including, if required by Applicable Law or stock exchange rules, Purchaser Stockholder Approval), and prepare and file, on a timely basis, all notices, reports, applications and other filings related thereto, (iv) keep the Seller Representative reasonably informed on a current basis of the status of the Purchaser Stock Issuance and provide to the Seller Representative reasonably requested information (including copies of definitive agreements, side letters and material correspondence, in each case subject to customary redactions for privilege and sensitive fee amounts), and (v) enforce its rights under the Nexus Investment Agreement, including by seeking specific performance or other equitable relief to cause the investor(s) party thereto to fund the Purchaser Stock Issuance in accordance with the terms of the Nexus Investment Agreement.

(b)    Without limiting the foregoing, Purchaser shall promptly notify the Seller Representative of (i) any breach, default, repudiation or threatened repudiation by any party to the Nexus Investment Agreement or any definitive agreement related to the Purchaser Stock Issuance of which Purchaser becomes aware, and (ii) any actual or threatened termination of the Nexus Investment Agreement. Purchaser shall not, and shall cause its Affiliates not to, take any action or omit to take any action that would reasonably be expected to result in a failure of any condition to the Nexus Investment Agreement or otherwise prevent, impede or materially delay the consummation of the Purchaser Stock Issuance.

ARTICLE VIII
CONDITIONS TO CLOSING

8.01     Mutual Conditions. The respective obligations of each Party to consummate the Contemplated Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists), at or prior to the Closing, of the following conditions:

(a)    there shall not be in force any Applicable Law or Judgment preventing, enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions; and

(b)     the Purchaser Stockholder Approval shall have been obtained.

8.02     Conditions to the Obligations of the Company and Sellers. The obligations of Sellers to consummate the Contemplated Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by Sellers), at or prior to the Closing, of the following additional conditions:

(a)    (i) each of the representations and warranties set forth in Section 6.01 (Authority; Execution and Delivery; Enforceability) and Section 6.03 (Solvency) shall be true and correct as of the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable) in all respects, and (ii) the representations and warranties of Purchaser set forth in Article VI (other than Section 6.01 and Section 6.03) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable), except where the failure to be so true and correct would not have, individually or in the aggregate, a material adverse effect, or prevent, materially delay or materially impede the performance by Purchaser of its obligations under this Agreement or the Collateral Agreements or the consummation of the Contemplated Transactions;

(b)    each of the agreements and covenants of Purchaser to be performed and complied with by Purchaser pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c)    Purchaser shall have delivered, or cause to be delivered, the items set forth in Section 3.02(a).

8.03     Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions are subject to the satisfaction (or, if permitted by Applicable Law, waiver by Purchaser), at or prior to the Closing, of the following additional conditions:

(a)    (i) each of the Fundamental Representations (other than with respect to Section 5.13 (Taxes)) shall be true and correct as of the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable) in all respects, (ii) the representations and warranties set forth in Section 5.13 (Taxes) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable); and (iii) the representations and warranties set forth in Article IV or Article V (other than the Fundamental Representations) shall be true and correct as of the Closing Date as if made on the Closing Date (other than any such representations and warranties that by their terms are made as of a specific time, date or period, which shall be or have been true and correct as of such time, date or period, as applicable), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    each of the agreements and covenants of Sellers to be performed and complied with by Sellers, respectively, pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)     No Material Adverse Effect shall have occurred; and

(d)     Sellers shall have delivered, or caused to have been delivered, the items set forth in Section 3.02(b).

ARTICLE IX
TERMINATION

9.01      Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of Purchaser and the Seller Representative;

(b)    by Purchaser, by providing written notice to the Seller Representative, if there has been a violation, failure to perform or breach by any Seller of its respective covenants, representations or warranties contained in this Agreement and such violation, failure to perform or breach would give rise to the failure of any of the conditions set forth in Sections 8.03(a) or 8.03(b) and (A) such violation, failure to perform or breach has not been expressly waived in writing by Purchaser; and (B) the applicable Seller cannot cure or, if curable, or has not cured such violation, failure to perform or breach to the reasonable satisfaction of Purchaser by the earlier of (x) the Outside Date and (y) thirty (30) days after receiving written notice thereof from Purchaser; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if there has been a material violation, failure to perform or breach by Purchaser of its covenants or other obligations or agreements contained in this Agreement;

(c)    by the Seller Representative, by providing written notice to Purchaser, if there has been a violation, failure to perform or breach by Purchaser of any of its covenants, representations or warranties contained in this Agreement and such violation, failure to perform or breach would give rise to the failure of the conditions set forth in Sections 8.02(a) or 8.02(b) and (A) such violation, failure to perform or breach has not been expressly waived in writing by Sellers; and (B) Purchaser cannot cure or, if curable, has not cured such violation, failure to perform or breach to the reasonable satisfaction of the Seller Representative by the earlier of (x) the Outside Date and (y) thirty (30) days after receiving written notice thereof from the Seller Representative; provided, however, that the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.01(c) if there has been a material violation, failure to perform or breach by any Seller of its respective covenants or other obligations or agreements contained in this Agreement such that Sellers cannot satisfy the conditions to the obligations of Purchaser set forth in Section 8.03; or

(d)    by either Purchaser or the Seller Representative, by providing written notice to the other Party, if:

(i)    any Governmental Entity (a) shall have enacted, promulgated, issued, entered or enforced any Judgment or taken any other action enjoining, restraining, prohibiting or otherwise making illegal the Contemplated Transactions, which shall have become final and nonappealable; or (ii) shall have enacted, entered, promulgated or enforced any Applicable Law that restricts, prohibits or makes illegal the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to (x) Purchaser, if Purchaser’s violation, failure to perform or breach of this Agreement was the primary cause of, or resulted in, such Judgment or Applicable Law or (y) the Seller Representative, if any Seller’s violation, failure to perform or breach of this Agreement was the primary cause of, or resulted in, such Judgment or Applicable Law;

(ii)    the Closing has not occurred by the Outside Date; provided, however, the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) shall not be available to (x) Purchaser, if Purchaser’s material breach or failure to fulfill its obligations under this Agreement has primarily caused, or resulted in, the failure of the Closing to occur by the Outside Date as a result of Purchaser’s inability to satisfy the conditions to the obligations of the Company and Sellers set forth in Section 8.02 or (y) the Seller Representative, if any Seller’s material breach or failure to fulfill its obligations under this Agreement has primarily caused, or resulted in, the failure of the Closing to occur by the Outside Date as a result of Sellers’ inability to satisfy the conditions to the obligations of Purchaser set forth in Section 8.03; or

(iii)    the Purchaser Stockholder Approval shall not have been obtained upon a vote taken thereon at the Purchaser Stockholders Meeting (or at any adjournment or postponement thereof, at which the Purchaser Stockholder Approval was voted upon).

9.02      Effect of Termination.

(a)    In order to validly terminate this Agreement pursuant to Section 9.01, written notice thereof must be given by the terminating Party to the other Party in accordance with Section 9.01 specifying the provision hereof pursuant to which such termination is made, and, subject to Sections 9.02(b), 9.02(c), and 9.02(d), there shall be no liability or obligation hereunder on the part of the Parties (other than pursuant to this Section 9.02, Section 7.04 (Publicity), Article XII (General Provisions) and the Confidentiality Agreement, which shall survive any such termination), except that no Party shall be relieved of any liability in the case of Fraud at or prior to the time of such termination. If (and only if) this Agreement is validly terminated, Sellers shall be free immediately to continue to enjoy all rights of ownership of the Purchased Securities and to sell, transfer, encumber or otherwise dispose of any such Purchased Securities to any Person. For clarity, the Limited Guaranty shall continue to survive any termination of this Agreement under the circumstances and to the extent provided therein.

(b)    In the event that this Agreement is validly terminated by the Seller Representative pursuant to Section 9.01(c), Purchaser shall forthwith, and in any event not later than five (5) Business Days after delivery of the notice of termination, pay to the Company an amount equal to $2,000,000 plus all Public Company Accounting Expenses up to the Public Company Accounting Expenses Cap incurred by GSC or the Company as of the date of such termination (the “Termination Fee”) by wire transfer of immediately available funds, but only if (A) at the time of such termination the Seller Representative and Sellers are not in material breach of this Agreement in a manner that would cause Sellers to be unable to satisfy the conditions to the obligations of Purchaser set forth in Section 8.03, (B) all conditions in Section 8.01(a) and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, and (C) the Seller Representative includes with its termination notice a certification that the foregoing conditions are satisfied.

(c)    In the event that (i) this Agreement is validly terminated by the Seller Representative pursuant to Section 9.01(d)(ii) and (ii) the Purchaser has not received any comments on the Preliminary Proxy Statement from any Governmental Entity or self-regulatory body, Purchaser shall pay to the Company, by wire transfer of immediately available funds not later than five (5) Business Days after delivery of the notice of termination, a reduced amount equal to $1,000,000 plus all Public Company Accounting Expenses up to the Public Company Accounting Expenses Cap incurred by GSC or the Company as of the date of such termination as the “Termination Fee”, but only if (A) at the time of such termination the Seller Representative and Sellers are not in material breach of this Agreement in a manner that would cause Sellers to be unable to satisfy the conditions to the obligations of Purchaser set forth in Section 8.03, (B) all conditions in Section 8.01 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, and (C) the Seller Representative includes with its termination notice a certification that the foregoing conditions are satisfied. If, however, any Governmental Entity or self-regulatory body elects to review or provides comments on the Preliminary Proxy Statement, and the Seller Representative elects to terminate this Agreement pursuant to Section 9.01(d)(ii) thereafter, no Termination Fee shall be payable to the Company.

(d)    Notwithstanding the foregoing, if a Purchaser Stockholders Meeting is held but the Purchaser Stockholder Approval did not pass, and the following conditions were all present: (w) Purchaser is not in material breach of this Agreement in a manner that would cause Purchaser to be unable to satisfy the conditions to the obligations of the Company and Sellers set forth in Section 8.02, (x) the Purchaser Board Recommendation was not withdrawn, (y) each stockholder that is a party to a Voting Agreement in the form attached hereto as Exhibit D votes his, her or its shares in accordance therewith and (z) this Agreement is validly terminated pursuant to Section 9.01(d)(iii), Purchaser shall pay to the Company, by wire transfer of immediately available funds not later than five (5) Business Days after delivery of the notice of termination, a reduced amount equal to $500,000 plus all Public Company Accounting Expenses up to the Public Company Accounting Expenses Cap incurred by GSC or the Company as of the date of such termination as the “Termination Fee”.

(e)    In no event shall more than one Termination Fee be payable in respect of any termination, and the foregoing fees are mutually exclusive. Upon the Seller Representative’s valid termination of this Agreement and election to recover the Termination Fee and the Seller Representative’s receipt of the Termination Fee shall be the Seller Representative’s sole and exclusive recourse against Purchaser and its Affiliates and their respective Representatives for any and all losses or obligations arising out of or relating to this Agreement or the Contemplated Transactions, and the Seller Representative shall not be entitled to seek, and hereby irrevocably waives any right to seek, specific performance under Section 12.13 in addition to the Termination Fee. Upon such payment in full, there shall be no further liability or obligation on the part of Purchaser under this Agreement.

(f)    The Parties acknowledge that: (i) this Section 9.02 is an integral part of the transactions contemplated by this Agreement and that, without this Section 9.02, the Parties would not enter into this Agreement; and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement after payment in full of the Termination Fee pursuant to this Section 9.02, the right to such payment constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty). For the avoidance of doubt, if the Seller Representative elects to recover the Termination Fee, the Seller Representative may not also pursue specific performance under Section 12.13; conversely, if the Seller Representative initiates an action for specific performance under Section 12.13, the Seller Representative may not also seek the Termination Fee.

ARTICLE X
REMEDIES

10.01    Survival. Subject to Section 10.02, all representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the Closing Date; provided, however, that, notwithstanding the foregoing, such termination of the representations and warranties shall not limit the rights of Purchaser under the R&W Insurance Policy. All covenants and agreements contained in this Agreement that contemplate actions to be taken prior to the Closing shall terminate upon the Closing and after the Closing, there shall be no liability on the part of, nor shall any claim be made by any Party or any of their respective Affiliates in respect of any such covenants or agreements to be performed prior to the Closing. All covenants and agreements contained in this Agreement that contemplate actions (or inaction) to be taken (or not taken) on or after the Closing shall survive the Closing for the period specified therein (or if no period has been specified then until such covenant or agreement has been fully performed). The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 10.01 shall replace any statute of limitations that would otherwise be applicable.

10.02     Tax Indemnity for Excluded Tax Liabilities.

(a)    Notwithstanding anything to the contrary in this Agreement (including Section 10.03), from and after the Closing, Encore shall indemnify, defend and hold harmless Purchaser, the Company, GSC, and their respective Affiliates from and against any and all Excluded Tax Liabilities (as defined in Section 10.02(b)), in each case net of any amounts actually recovered under the R&W Insurance Policy with respect to the same matter.

(b)    For purposes of this Section 10.02, “Excluded Tax Liabilities” means, without duplication, any and all (i) Taxes of the Company or GSC for any Pre-Closing Tax Period, (ii) Taxes of the Company or GSC attributable to the portion of any Straddle Period ending on the Closing Date, determined in accordance with Section 7.08(d), (iii) any Change of Accounting Method Taxes, (iv) any Taxes arising from a breach of the representations contained in Section 5.13, and (v) any related interest, penalties, additions to Tax and reasonable costs and expenses (including reasonable attorneys’ fees); provided, however, that Sellers shall not be liable under this Section 10.02 to the extent (and only to the extent) any such amounts were taken into account in the Estimated Net Purchase Price.

(c)    Before seeking recovery from Sellers for Excluded Tax Liabilities, Purchaser shall first pursue recovery under the R&W Insurance Policy for any claim that is covered thereby; provided that Purchaser shall not be required to commence litigation against the insurer, compromise its attorney-client privilege, or incur material out-of-pocket expense that is not reimbursed by Sellers. Any amounts actually received by Purchaser or its Affiliates under the R&W Insurance Policy with respect to a matter for which Sellers have paid (or are obligated to pay) an indemnity under this Section 10.02 shall reduce Sellers’ indemnity obligations hereunder.

(d)    With respect to Excluded Tax Liabilities payable to a Taxing Authority for which Purchaser has not made recovery under the R&W Insurance Policy, Sellers shall pay to Purchaser (for payment to the applicable Taxing Authority) an amount equal to such Excluded Tax Liabilities no later than the later of (i) five (5) Business Days prior to the due date for such payment (giving effect to any valid extensions) or (ii) the date on which recovery is denied under the R&W Insurance Policy.

(e)    The indemnification obligations set forth in this Section 10.02 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any valid extension thereof) for the relevant Taxes. Any claim for indemnification properly asserted in writing prior to the expiration of such survival period shall survive until such claim is finally resolved.

10.03    Limitations on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT SUBJECT TO THE NEXT SENTENCE AND SECTION 10.02, PURCHASER ACKNOWLEDGES AND AGREES THAT, FOLLOWING THE CLOSING, NEITHER SELLERS NOR THEIR DIRECT OR INDIRECT EQUITYHOLDERS WILL HAVE ANY DIRECT OR INDIRECT LIABILITY WITH RESPECT TO, AND NO CLAIM FOR INDEMNIFICATION OR BREACH OF CONTRACT BY PURCHASER IS PERMITTED TO BE ASSERTED AGAINST SELLERS OR THEIR DIRECT OR INDIRECT EQUITYHOLDERS WITH RESPECT TO, ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER CONTAINED IN ARTICLE IV OR ARTICLE V. FOR THE AVOIDANCE OF DOUBT, IT IS UNDERSTOOD THAT NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT OR AFFECT THE ABILITY OF PURCHASER TO RECOVER UNDER THE R&W INSURANCE POLICY OR PURSUANT TO CLAIMS BASED ON FRAUD.

ARTICLE XI

SELLER REPRESENTATIVE

11.01     Designation. Sellers hereby designate Encore to serve as the Seller Representative of all Sellers as provided herein. By signing this Agreement in the capacity of the Seller Representative, Encore hereby accepts the appointment as the Seller Representative for purposes of this Agreement.

11.02     Authority. Each Seller, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Seller for the limited purposes of carrying out the express duties of the Seller Representative under this Agreement. Within the scope of that limited purpose, each Seller grants the Seller Representative the full and exclusive power and authority to represent and bind such Seller with respect to all matters related to, arising under or pursuant to the express duties of the Seller Representative under this Agreement (including the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken on such Seller’s behalf), including: (a) to bring, defend and/or resolve any claim made or threatened pursuant to Section 2.04; (b) to negotiate, settle, adjust or compromise any such claims, bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (c) to act on behalf of such Seller in any dispute, claim, litigation or arbitration that in the judgment of the Seller Representative may result in a claim pursuant to Section 2.04; (d) to act on behalf of such Seller in any Tax Controversy or other matter contemplated under Section 7.08; (e) to act on behalf of such Seller in connection with the matters contemplated by Sections 2.03 and 2.04; (f) to use reasonable efforts to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement and the Contemplated Transactions; (g) to accept notices on behalf of each Seller; (h) to grant any consent or approval on behalf of each Seller; (i) receive and distribute the consideration payable in respect of the Purchased Securities and (j) to take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing. A decision, act, consent or instruction of the Seller Representative as to any of the foregoing matters shall constitute a decision of all Sellers and shall be final, binding and conclusive on each Seller. Purchaser and its Affiliates (including, following the Closing, the Company and GSC) shall be able to rely conclusively on the instructions and decisions of the Seller Representative as to any actions required to be taken by the Seller Representative under this Agreement (including any action taken or purported to be taken by or on behalf of any Seller), and no Person shall have any cause of action against Purchaser and its Affiliates (including, following the Closing, the Company and GSC) for any action taken by Purchaser and its Affiliates (including, following the Closing, the Company and GSC) in reliance upon the instructions or decisions of the Seller Representative. EACH SELLER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE SELLER REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY SELLER.

11.03     Exculpation. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties under this Agreement for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Sellers (or any of them), except in the case of the Seller Representative’s gross negligence, actual fraud or willful misconduct. The Seller Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Seller Representative hereunder in good faith and in accordance with the advice of such counsel.

11.04    Sharing. Each Seller hereby irrevocably agrees, severally and not jointly, to bear such Seller’s pro rata share, based upon such Seller’s proportionate share of the Estimated Net Purchase Price, of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or fraud on the part of the Seller Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Seller by the Seller Representative within the scope of the Seller Representative’s duties under this Article XI, and to be bound by all actions taken by the Seller Representative in its capacity as such within the scope of the Seller Representative’s duties under this Article XI.

11.05     Expenses. Each Seller hereby acknowledges and agrees that any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Seller Representative, if any, shall be reimbursed by Sellers in accordance with their respective proportionate share of the Estimated Net Purchase Price.

11.06     Certain Limitations. Notwithstanding anything in this Agreement to the contrary, the Seller Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Sellers, without the prior written consent of each Seller; or (b) adversely and disproportionately (in relation to the other Sellers) affects the rights or obligations of any Seller under this Agreement, without the prior consent of such affected Seller.

11.07     Successor Representative. Upon the disqualification or (upon not less than ten days’ prior written notice to Purchaser) resignation of the Seller Representative, a successor Seller Representative shall be promptly appointed (and in no event later than 15 days) by Sellers who, together, were entitled to a majority of the Estimated Net Purchase Price at the Closing who shall succeed the Seller Representative as the “Seller Representative” hereunder.

11.08     Limits on Liability. Notwithstanding anything contained herein to the contrary, no Person serving as the Seller Representative shall have any liability in such capacity to Purchaser whatsoever (including, any direct liability, vicarious liability, or liability that Purchaser could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Seller Representative, including any liability arising out of performance under this Agreement or any Collateral Agreement, except in the case of the Seller Representative’s gross negligence or willful misconduct; provided, however, that for purposes of Section 10.01, any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Representative hereunder shall be deemed a breach or non-fulfillment by Sellers.

ARTICLE XII
GENERAL PROVISIONS

12.01   Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent on its face to such other representation or warranty. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission of liability with respect to a third party or that such information is material to Sellers, GSC or the Company or their respective assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement, nor shall constitute an admission of liability or obligation to any third party. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

12.02     Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

12.03     No Third-Party Liability. This Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties hereto; and no Affiliate or Representative of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

12.04     Assignment.

(a)    This Agreement shall be binding upon: Sellers and their successors and assigns (if any), Purchaser and its successors and assigns (if any) and the Seller Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of Sellers, Purchaser the Seller Representative and the respective successors and assigns (if any) of the foregoing.

(b)    Neither Purchaser nor Sellers shall be permitted to assign this Agreement or any of their respective rights or delegate any of their respective obligations under this Agreement without the other Party’s prior written consent; provided, that Purchaser may assign this Agreement and/or its rights or obligations hereunder to any Affiliate after the Closing, provided, further, that no such assignment shall affect Purchaser’s obligations under this Agreement.

12.05    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such successors and assigns) any legal or equitable rights hereunder, other than the Persons intended to benefit from the provisions of Section 7.06 (D&O Tail Policy), Section 7.11 (Release), and Section 12.15 (Conflicts; Waiver; Provision Respecting Legal Representation), each of whom shall be intended beneficiaries under this Agreement and have the right to enforce such provision directly in the event of a breach thereof. Without limiting the generality of the foregoing, no employee of the Company shall have any rights as an employee under this Agreement or any other related agreement(s) to which he or she is not personally a party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment, or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

12.06    Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail or other customary means of electronic communication, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth on Schedule 12.06 or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail or other customary means of electronic communication, on the date sent if either (i) confirmation of receipt is received, or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested); (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

12.07    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. A PDF, DocuSigned or other electronic signature on this Agreement shall have the same force and effect as an original signature and a signature transmitted by PDF, DocuSign or email to the other Parties shall be of the same force and effect as if the executing Party had delivered a counterpart to this Agreement bearing an original signature.

12.08     Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Collateral Agreements and the Confidentiality Agreement) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

12.09    Amendments. This Agreement may not be amended except pursuant to the written agreement of each of Purchaser and, subject to Section 11.06, the Seller Representative.

12.10     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.11     Governing Law; Venue; Waiver of Jury Trial.

(a)    This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)     Except to the extent contemplated in Section 2.04, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim specific performance in accordance with Section 12.13) shall be brought or otherwise commenced in the Delaware Court of Chancery. Each Party:

(i)    expressly and irrevocably consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery (and each appellate court located in the State of Delaware) in connection with any such Proceeding;

(ii)     agrees that the Delaware Court of Chancery shall be deemed to be a convenient forum; and

(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in the Delaware Court of Chancery, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)    EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT

12.12     Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13     Specific Performance. The Parties agree that: (a) in the event of any breach or threatened breach by any Seller of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Seller shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

12.14     Waiver.

(a)    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.15     Conflicts; Waiver; Provision Respecting Legal Representation.

(a)    Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that Encore, GSC and the Company are the clients of Brownstein Hyatt Farber Schreck, LLP (“Brownstein”). After the Closing, it is possible that Brownstein will represent Sellers, including through Encore in its capacity as the Seller Representative, and their respective Affiliates (individually and collectively, the “Represented Group”) in connection with any claims made pursuant to, or a dispute arising under, this Agreement (a “Dispute”). Purchaser hereby agrees (on its own behalf and on behalf of its Representatives and Affiliates (including those acquired or formed after the Execution Date) (individually and collectively, the “Purchaser Group”)), that Brownstein (or any successor) may represent the Represented Group in the future in connection with any Dispute. Brownstein (or any successor) may serve as counsel to the Represented Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Represented Group, in connection with any Dispute and Purchaser hereby consents thereto and waives (on its own behalf and on behalf of any other member of the Purchaser Group) any conflict of interest arising therefrom (including any direct conflict) and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Purchaser acknowledges (on its own behalf and on behalf of the other members of the Purchaser Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel.

(b)    Purchaser acknowledges and agrees that Brownstein has obtained confidential information of GSC and the Company (the “Company Confidential Information”) in connection with the Contemplated Transactions. The Company Confidential Information includes all communications, whether written or electronic, including any communications between Brownstein and Sellers, GSC and the Company and their respective Representatives and Affiliates, all files, attorney notes, drafts or other documents primarily relating to this Agreement and the Contemplated Transactions which predate the Closing (collectively, the “Brownstein Work Product”). In the event of a Dispute, to the extent that any Company Confidential Information is in Brownstein’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of the Seller Representative in connection with such Dispute at the sole discretion of the Seller Representative. In any Dispute, Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to present any Brownstein Work Product as evidence in any action arising out of or related to any Dispute. Purchaser acknowledges that the Represented Group and Brownstein are the sole holders of the attorney-client privilege with respect to the Brownstein Work Product and Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to access any Brownstein Work Product. To the extent that the Brownstein Work Product constitutes property of the client, following the Closing, only the Represented Group shall hold such right and Brownstein shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to GSC or the Company or any member of the Purchaser Group by reason of the attorney-client relationship between Brownstein and GSC or the Company or otherwise. Purchaser hereby consents (on its own behalf and on behalf of the other members of the Purchaser Group) to the disclosure and use by Brownstein for the benefit of Sellers and the Seller Representative of any information (confidential or otherwise) disclosed to it by GSC or the Company (including by their respective Representatives and Affiliates) prior to the Closing Date. Purchaser further agrees (on its own behalf and on behalf of the other members of the Purchaser Group) that, as to all communications between Brownstein, on the one hand, and the Represented Group, GSC or the Company (or their respective Representatives and Affiliates) that relate to this Agreement and the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller Representative and may be controlled by the Seller Representative and shall not pass to or be claimed by Purchaser, GSC or the Company. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser, the Company or GSC, on the one hand, and a third party other than a Party to this Agreement, on the other hand, the Company and/or GSC may assert the attorney-client privilege to prevent disclosure of confidential communications by Brownstein to such third party.

12.16     Waiver of Transfer Restrictions. Each Seller (other than Encore) and GSC, in their respective capacities as members of the Company and for the limited purposes of the transfer of the Purchased LLC Units contemplated in this Agreement, hereby waives, on their own behalf and on behalf of the Company, the transfer restrictions set forth in the LLC Agreement including the restrictions on transfer set forth in Article XI of the LLC Agreement.

12.17     Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b)    Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections”, “Schedules”, “Disclosure Schedule” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules, Disclosure Schedule to this Agreement and Exhibits to this Agreement.

(e)     The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Schedules, Exhibits, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Schedule, Exhibit or Disclosure Schedule to this Agreement.

(f)      The word “or” is not exclusive.

(g)      All references here to “$” or dollars shall refer to United States dollars.

(h)     The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and any and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i)      The definitions included in the recitals to this Agreement are intended to be a part of, and are hereby incorporated into, this Agreement in their entirety.

(j)     The phrase “made available” when used in this Agreement means, with respect to any document or information, that the same has been uploaded to the virtual data room established by Sellers with DataSite or transmitted to Purchaser or its Representatives not later than two (2) Business Days prior to the Execution Date, and such document or information remains so uploaded and accessible through the Closing Date.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

PURCHASER: LAIRD SUPERFOOD, INC., a Nevada corporation By: /s/ Jason Vieth Name: Jason Vieth Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

SELLERS:

ENCORE CONSUMER CAPITAL FUND II, LP,

a Delaware limited partnership

By: ENCORE CONSUMER CAPITAL

PARTNERS II, LLC, its general partner

By: ENCORE CONSUMER CAPITAL, LP, its

managing member

By: ENCORE CONSUMER CAPITAL GP,

LLC, its general partner

By:      /s/ Robert L. Brown

Name: Robert L. Brown

Title:   Managing Member

[Signature Page to Securities Purchase Agreement]

THE IRA AND JOANNA HABER FAMILY TRUST, DATED OCTOBER 5, 2015 By: /s/ Ira A. Haber Name: Ira A. Haber Title: Co-Trustee By: /s/ Joanna C. Haber Name: Joanna C. Haber Title: Co-Trustee

[Signature Page to Securities Purchase Agreement]

ADVANTAGE CAPITAL AGRIBUSINESS PARTNERS, L.P., a Delaware limited partnership By: /s/ Damon Rawie Name: Damon Rawie Title: Managing Director

[Signature Page to Securities Purchase Agreement]

For the limited purpose of Section 12.16: GLOBAL SUPERFOODS CORP., a Delaware corporation By: /s/ Robert L. Brown Name: Robert L. Brown Title: President

[Signature Page to Securities Purchase Agreement]

SELLER REPRESENTATIVE:

ENCORE CONSUMER CAPITAL FUND II, LP,

a Delaware limited partnership

By: ENCORE CONSUMER CAPITAL

PARTNERS II, LLC, its general partner

By: ENCORE CONSUMER CAPITAL, LP, its

managing member

By: ENCORE CONSUMER CAPITAL GP,

LLC, its general partner

By:      /s/ Robert L. Brown

Name: Robert L. Brown

Title:   Managing Member

[Signature Page to Securities Purchase Agreement]

Exhibit A

Limited Guaranty

[Omitted]

Ex. A-1

Exhibit B

Specific Accounting Policies

[Omitted]

Ex. B-1

Exhibit C

Nexus Investment Agreement

[Omitted]

Ex. C-1

Exhibit D

Form of Voting Agreement

[Omitted]

Ex. D-1

Exhibit E

Form of Escrow Agreement

[Omitted]

Ex. E-1

Schedule 1.01

Public Company Accounting Definitions

[Omitted]

Sch. 1.01-1

Schedule 2.01

Schedule of Purchased Securities

[Omitted]

Sch. 2.01-1

Schedule 2.03

Working Capital Example Calculation

[Omitted]

Sch. 2.03-1

Schedule 3.02(b)(x)

Required Consents

[Omitted]

Sch. 3.02(b)(x)-1

Schedule 6.10

Supporting Purchaser Stockholders

[Omitted]

Sch. 6.10-1

Schedule 12.06

Notice Addresses

[Omitted]

Sch. 12.06-1